Exhibit 2.1

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of October 30, 2014, by and among: ROVI CORPORATION, a Delaware corporation (“Parent”); FIRESTONE ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); FANHATTAN, INC., a Delaware corporation (the “Company”); and Fortis Advisors LLC, a Delaware limited liability company, as the Stockholders’ Representative (the “Stockholders’ Representative”). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law, as amended (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. This Agreement and the Merger have been approved by the respective boards of directors of Parent, Merger Sub and the Company.

C. In order to induce Parent to enter into this Agreement and consummate the Merger, concurrently with the execution and delivery of this Agreement, the persons listed on Schedule 6.5(a)(i) are executing and delivering Noncompetition and Non-Solicitation Agreements in favor of Parent (the “Noncompetition Agreements”).

D. Holders of a majority of the outstanding shares of Company Preferred Stock (voting as a single class and on an as-converted basis), holders of a majority of the outstanding shares of Company Common Stock, and holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together on an as-converted basis) have signed actions by written consent approving the Merger and adopting this Agreement (the “Stockholder Approval”), which consents have been delivered to the Company’s outside legal counsel to hold in escrow until immediately following the execution of this Agreement and which have not been revoked and are automatically deemed released upon the execution of this Agreement. Concurrently with the Company’s delivery of the executed version of this Agreement to Parent, the Company shall cause its outside legal counsel to deliver such Stockholder Approval, executed by a majority of the holders of Company Preferred Stock (voting as a single class and on an as-converted basis) outstanding immediately prior to the Closing, a majority of the holders of Company Common Stock outstanding immediately prior to the Closing, and a majority of the holders of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Closing, to the Company, with a copy thereof to Parent.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

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SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger, and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on October 31, 2014, unless the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 has not occurred by that date (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), in which case the Closing shall occur no later than the second business day after last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” The Closing shall take place either (a) in person, in which case, the Closing shall take place at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, California, or (b) remotely by electronic or facsimile transmissions, in either case, commencing at 10:00 a.m., California time on the Closing Date, or at such other time or such other place as Parent and the Company may mutually agree. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL and otherwise satisfactory in form and substance to Parent and the Company shall be duly executed by the Company (the “Certificate of Merger”) and, concurrently with or as soon as practicable following the Closing, shall be delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) The Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety as of the Effective Time in a form acceptable to Parent.

(b) The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time.

(c) The directors and officers of the Merger Sub immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by the DGCL.

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1.5 Conversion of Shares.

(a) Subject to Section 1.10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be canceled without payment of any consideration with respect thereto;

(ii) each share of Series A Preferred Stock outstanding immediately prior to the Effective Time shall be canceled without payment of any consideration with respect thereto;

(iii) each share of Series B Preferred Stock outstanding immediately prior to the Effective Time shall be canceled without payment of any consideration with respect thereto;

(iv) each share of Series C Preferred Stock outstanding immediately prior to the Effective Time shall be canceled without payment of any consideration with respect thereto;

(v) each share of Series AA Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the following amounts, each payable in cash:

(A) the Per Share Amount payable at Closing in accordance with Section 1.12;

(B) a portion of any amount of the Holdback Amount required to be disbursed pursuant to Section 9.8(g) and any amount of the Expense Fund required to be disbursed pursuant to Section 10.1(g) to the former holder of the Series AA Preferred Stock in accordance with such holder’s Pro Rata Share, as and when any such disbursements are required to be made;

(vi) each share of the common stock, par value $0.001, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) For purposes of this Agreement:

(i) “Aggregate Closing Transaction Value” shall be equal to $12,000,000 minus (A) the aggregate amount of all Indebtedness outstanding as of immediately prior to the Effective Time; minus (B) the aggregate amount of any unpaid Pre-Closing Taxes; minus (C) the aggregate amount of all Transaction Expenses (including the maximum amount of any Transaction Expenses that will become payable after the Effective Time with respect to services performed or actions taken prior to and promptly following the Effective Time) that are unpaid as of immediately prior to the Effective Time; minus (D) the Holdback Amount minus (E)

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the MIP Closing Payment and the employer’s portion of any employment Taxes payable with respect thereto (to the extent not already included in the foregoing clause (B)); minus (F) the Expense Fund.

(ii) “Aggregate Transaction Value” shall be equal to the Aggregate Closing Transaction Value plus the Holdback Amount plus the MIP Closing Payment plus the Expense Fund.

(iii) “Effective Time Holder” shall mean each Non-Dissenting Stockholder that is a holder of Series AA Preferred Stock immediately prior to the Effective Time.

(iv) “Merger Consideration” shall mean, with respect to each Effective Time Holder, the aggregate consideration such Effective Time Holder is entitled to receive pursuant to Section 1.5(a)(v) with respect to such Effective Time Holder’s shares of Series AA Preferred Stock outstanding immediately prior to the Effective Time.

(v) “Per Share Amount” shall be an amount determined by dividing (A) the Aggregate Closing Transaction Value; by (B) the Total Series AA Preferred Share Number.

(vi) “Total Series AA Preferred Share Number” shall be the aggregate number of shares of Series AA Preferred Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option).

1.6 Stock Options and Warrants.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company, the Surviving Corporation or any holder of any Company Option that is outstanding immediately prior to the Effective Time, each Company Option whether vested or unvested in accordance with its terms (including by reason of the transactions contemplated by this Agreement) and each Company Warrant that is then unexercised, shall be cancelled at the Effective Time and the holder thereof shall be entitled to no consideration.

(b) The Company shall take all actions necessary or that Parent reasonably determines to be appropriate (under the Company Option Plan and otherwise) to effectuate the provisions of this Section 1.6 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect to such Company Options and holders of Company Warrants have no rights with respect to such Company Warrants, other than those specifically provided in Section 1.6(a). The Company shall use its reasonable best efforts to obtain waivers of any notice period required in connection with any Company Warrants. The Company shall take all actions that may be necessary to terminate, effective as of the Effective Time, the Company Option Plan and any other plan, program or arrangement (or provision thereof) for the issuance or grant of any interest in respect of shares of Company Common Stock or Company Preferred Stock and ensure that the Company, as of and following the Effective Time, is not bound by any rights under the Company Option Plan or any other plan, program or arrangement (or provision thereof) providing for the issuance or grant of any interest in respect of shares of Company Common Stock or Company Preferred Stock.

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1.7 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such outstanding shares of Company Common Stock or Company Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock or Company Preferred Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

1.8 Exchange Procedures.

(a) Promptly following the date of this Agreement (but in any event within two business days), the Company will deliver to each Person who is expected to be a holder of record of outstanding shares of Series AA Preferred Stock immediately prior to the Effective Time, a letter of transmittal in substantially the form attached hereto as Exhibit B (a “Letter of Transmittal”), which Letter of Transmittal shall include instructions for use in effecting the surrender of Company Stock Certificates. Subject to the completion of the Merger as contemplated by this Agreement, upon the surrender of a Company Stock Certificate to Parent, together with a duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the consideration that such holder has the right to receive pursuant to the provisions of Section 1.5(a), and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration upon such surrender as contemplated by this Section 1.8. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any Merger Consideration therefor, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an affidavit of that fact and provide an indemnity against any claim that may be made against Parent with respect to such lost, stolen or destroyed Company Stock Certificates. No interest will be paid or will accrue on any consideration payable upon the surrender of any Company Stock Certificate.

(b) To the fullest extent permitted by applicable law, Parent and the Surviving Corporation shall be relieved of any and all liability to any holder or former holder of Series AA Preferred Stock for any Merger Consideration delivered to any public official in good faith pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of

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such shares of Company Common Stock in accordance with Section 262 of the DGCL or, if applicable, Chapter 13 of the California Corporations Code (the “CCC”) and as of the Closing has neither effectively withdrawn nor lost such holder’s right to such appraisal (“Dissenting Shares”) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5(a), but shall be entitled only to such rights as are granted by the DGCL or CCC to a holder of Dissenting Shares. Non-Dissenting Stockholders shall not be entitled to any portion of the Merger Consideration otherwise payable with respect to any Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section1.5(a), without interest thereon, upon surrender of the Company Stock Certificate representing such shares. For the avoidance of doubt, any holder of Dissenting Shares that lose their status as such shall automatically become an Effective Time Holder and the shares of Company Capital Stock held by such holder as of immediately prior to the Effective Time shall cease to be treated as Dissenting Shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, or if applicable, the CCC, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, or if applicable, the CCC, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment or settlement offer (which consent shall not be unreasonably withheld, conditioned or delayed).

1.10 Certain Tax Matters.

(a) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any Merger Consideration payable or otherwise deliverable to any holder or former holder of Series AA Preferred Stock, and from any other amounts payable to any Person, pursuant to this Agreement, such amounts as Parent or the Surviving Corporation determines in good faith are required to be deducted or withheld therefrom under the Code or under any other Legal Requirement relating to Taxes. To the extent such amounts are so deducted or withheld and paid over to the proper Government Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and Parent shall or shall cause Surviving Corporation to, remit such withheld amounts to the proper Governmental Body.

(b) All transfer, documentary, sales, use, stamp, registration and such other similar Taxes and fees (including any penalties and interest) (“Transfer Taxes”) imposed with respect to any Effective Time Holder entitled to receive Merger Consideration shall be borne one-half by such Effective Time Holder, and one-half by Parent. The Stockholders’ Representative shall pay to Parent, out of the Expense Fund, the Effective Time Holders’ share of the Transfer Taxes, to allow any Tax Returns associated with such Transfer Taxes to be filed by Parent, and the Transfer Taxes paid by Parent, in a timely manner.

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1.11 Closing Calculations.

(a) At the Closing, the Company shall deliver to Parent a certificate (the “Closing Payment Certificate”), in form and substance reasonably satisfactory to Parent, duly executed on behalf of the Company by the chief financial officer of the Company, including a schedule of all Transaction Expenses that will be unpaid as of immediately prior to the Effective Time, together with Payoff Letters therefor and wire transfer instructions provided by such Persons to which such Transaction Expenses are owed (the “Transaction Expense Recipients”) and all Indebtedness that will be unpaid as of immediately prior to the Effective Time, together with Payoff Letters therefor and wire transfer instructions provided by such Persons to which such Indebtedness is owed (the “Indebtedness Recipients”) and attaching the Payment Spreadsheet as updated to include actual information as of immediately prior to the Effective Time. All of the information contained in the Closing Payment Certificate (including the attached Payment Spreadsheet) shall be certified by the chief financial officer of the Company in the Closing Payment Certificate as being complete and accurate as of immediately prior to the Effective Time.

(b) Attached hereto as Exhibit C is a spreadsheet (the “Payment Spreadsheet”) setting forth the following:

(i) the computation of each of: (A) the Aggregate Closing Transaction Value (showing each element thereof, including Indebtedness, unpaid Pre-Closing Taxes, unpaid Transaction Expenses, the Holdback Amount and the MIP Closing Payment); (B) the Total Series AA Preferred Share Number; and (C) the Per Share Amount;

(ii) with respect to each Transaction Expense Recipient and Indebtedness Recipient:

(A) the name and address of such Person;

(B) the amount to be paid to such Person at the Closing as set forth in the Closing Payment Certificate;

(C) the wire transfer information for such Person as set forth in the Closing Payment Certificate;

(iii) with respect to each Person who is a holder of Series AA Preferred Stock immediately prior to the Effective Time:

(A) the name, address and email address (if available) of record of such holder;

(B) the number of shares of Series AA Preferred Stock held by such holder immediately prior to the Effective Time;

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(C) the aggregate Per Share Amount payable in respect of all of the Series AA Preferred Stock held by such holder upon surrender of such stockholder’s Company Stock Certificates and duly executed Letter of Transmittal in accordance with Section 1.8(a);

(D) such holder’s Pro Rata Share, solely with respect to his Series AA Preferred Stock; and

(E) whether the stock is a “covered security” for the purposes of Section 6045(g)(3) of the Code and, for any stock that is such a “covered security,” the U.S. federal income Tax basis and holding period for such stock;

(iv) with respect to each Person who is to receive an MIP Payment:

(A) the name, address and email address (if available) of record of such Person;

(B) the amount of the MIP Closing Payment to be paid to such Person; and

(C) such Person’s Pro Rata Share attributable to MIP Payments (and not attributable to such Person’s ownership of Series AA Preferred Stock, if any).

(c) The parties hereto acknowledge that the Payment Spreadsheet, as attached hereto as Exhibit C, is an estimate of all the calculations listed in Section 1.11(b) and that such Payment Spreadsheet shall be updated for the Closing with actual amounts, in each case, calculated in accordance with the terms of this Agreement. No later than one (1) business day prior to Closing, the Company shall update the Payment Spreadsheet as necessary to reflect the actual payments that are to be made at Closing pursuant to Section 1.12 and deliver it (along with any completed Letters of Transmittals (and Company Stock Certificates related thereto) to Parent and the Stockholders’ Representative.

1.12 Closing Payments.

(a) At or promptly following the Effective Time, but in any event within one (1) business day following the Effective Time, Parent shall make (or shall cause to be made) the following payments:

(i) on behalf of the Company, by wire transfer of immediately available funds, to the account designated in writing by the Transaction Expense Recipient and Indebtedness Recipient who has delivered a Payoff Letter, an amount equal to the Transaction Expenses or Indebtedness owing to such Transaction Expense Recipient or Indebtedness Recipient, as applicable, each as set forth in the Payment Spreadsheet;

(ii) to the Company or its payroll agent as appropriate to process such payments through the Company’s normal payroll procedure, the MIP Closing Payment as set forth in the Payment Spreadsheet, which the Company shall cause to be promptly paid through its normal payroll procedures to the Persons receiving such payments as set forth in the Payment Spreadsheet;

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(iii) to each Effective Time Holder who has delivered to Parent at least one (1) business day prior to the Closing a fully executed Letter of Transmittal and Company Stock Certificates, with respect to such Effective Time Holder’s shares of Series AA Preferred Stock, by wire transfer of immediately available funds, to such accounts designated in writing by each such Effective Time Holder, an amount equal to, less any applicable withholding, the sum of: (A) (i) the number of shares of Series AA Preferred Stock held by such Effective Time Holder immediately prior to the Effective Time, multiplied by (ii) the Per Share Amount.

(b) Parent shall retain the portion of Transaction Expenses and Indebtedness payable to Transaction Expense Recipients and Indebtedness Recipients, as applicable, who fail to deliver fully executed Payoff Letters prior to the Effective Time. After the Effective Time, following the delivery of applicable Payoff Letters, Parent shall, as promptly as practicable, pay the applicable Transaction Expenses to such Transaction Expense Recipients and Indebtedness to such Indebtedness Recipients by check or wire transfer of immediately available funds.

(c) If any Effective Time Holder fails to deliver a fully executed Letter of Transmittal and Company Stock Certificates in respect of his Series AA Preferred Stock at least one (1) business day prior to the Closing, Parent shall retain the aggregate Per Share Amount payable to such Effective Time Holder. After the Effective Time and following the delivery of Letters of Transmittal and Company Stock Certificates as applicable, Parent shall, as promptly as practicable but in any event within ten (10) business days following such delivery, pay the applicable aggregate Per Share Amount (less any applicable withholding), to such Effective Time Holder, by check or wire transfer of immediately available funds.

1.13 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub and in the name of the Company) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants, to and for the benefit of the Indemnitees, that each statement set forth in each of the Sections included in this Section 2 (each such statement being a “representation and warranty of the Company”) is true and correct, except as provided in the part or subpart of the Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears (it being understood, however, that a disclosure in a particular part or subpart of the Disclosure Schedule will also be deemed to qualify a representation and warranty that does not appear in the corresponding Section or subsection in this Section 2 if it is readily apparent on the face of such disclosure (and without having any additional information) that such disclosure is relevant to such representation and warranty).

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2.1 No Subsidiaries; Due Organization.

(a) Organization. Each of the Acquired Companies has been duly organized, and is validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), under the laws of the jurisdiction of its formation. Except as would not be material to the Acquired Companies, each of the Acquired Companies has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.

(b) Qualification. Each of the Acquired Companies is qualified, licensed or admitted to do business as a foreign corporation, and is in good standing (to the extent that the applicable jurisdiction recognizes the concept of good standing), under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission and where the failure to be so qualified, licensed or admitted would have a Material Adverse Effect.

(c) Name. The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

(d) Directors and Officers. Part 2.1(d) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors (or similar body) of each of the Acquired Companies; (ii) the names of the members of each committee of the board of directors (or similar body) of each of the Acquired Companies; and (iii) the names and titles of the officers of each of the Acquired Companies.

(e) Subsidiaries. Except as set forth in Part 2.1(e) of the Disclosure Schedule, the Company owns, of record and beneficially, 100% of the issued shares of capital stock and other securities of each of the other Acquired Companies. Except for the equity interests identified in Part 2.1(e) of the Disclosure Schedule, none of the Acquired Companies has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. None of the Acquired Companies has agreed or is obligated to make any future investment in or capital contribution to any Entity. None of the Acquired Companies has guaranteed or is responsible or liable for any obligation of any Entity.

2.2 Charter Documents; Records. The Company has Made Available to Parent accurate and complete copies of (a) the certificate of incorporation, bylaws and other charter and organizational documents of each of the Acquired Companies, including all amendments thereto (“Charter Documents”); (b) the stock or share records of each of the Acquired Companies; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, the board of directors and all committees of the board of directors of each of the Acquired Companies. All actions taken and all transactions entered into by each of the Acquired Companies which required approval by the board of directors or the stockholders of such Acquired Company have been duly approved by all such necessary action of the board of directors and stockholders of

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such Acquired Company. There has been no violation of any of the provisions of the Charter Documents of any of the Acquired Companies, and none of the Acquired Companies has not taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Company’s stockholders, board of directors or any committee of the board of directors. The books of account, stock records, minute books and other records of each of the Acquired Companies are accurate, up-to-date and complete in all material respects.

2.3 Capitalization.

(a) Authorized and Outstanding Capital. The authorized capital stock of the Company consists of 173,975,000 shares, consisting of 124,000,000 shares of Company Common Stock, of which 33,310,294 shares have been issued and are outstanding as of the date of this Agreement, and 49,975,000 shares of Company Preferred Stock, of which 29,239,504 shares have been issued and are outstanding as of the date of this Agreement. The Company Preferred Stock consists of (i) 2,353,000 shares that are designated Series A Preferred Stock, of which 2,352,940 shares have been issued and are outstanding as of the date of this Agreement, (ii) 4,085,000 shares that are designated Series B Preferred Stock, of which 4,032,869 shares have been issued and are outstanding as of the date of this Agreement, (iii) 4,787,000 shares that are designated Series C Preferred Stock, of which 4,786,974 shares have been issued and are outstanding as of the date of this Agreement, and (iv) 38,750,000 shares that are designated Series AA Preferred Stock, of which 18,066,721 shares have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury as of the date of this Agreement. The Company has never declared or paid any dividends on any shares of capital stock of the Company. Part 2.3(a)(i) of the Disclosure Schedule identifies each stockholder of the Company and the number of shares of Company Capital Stock held by such stockholder, as of the date of this Agreement. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(a)(ii) of the Disclosure Schedule: (1) none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, or any similar right; (2) none of the outstanding shares of Company Capital Stock is subject to any right of first refusal or similar right in favor of the Company or any other Person; and (3) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. Except as set forth in Part 2.3(a)(iii) of the Disclosure Schedule, the Company does not have the right (other than in connection with the termination of services of or by a former service provider of an Acquired Company), nor is it under any obligation, and is not bound by any Contract pursuant to which it has the right (other than in connection with the termination of services of or by a former service provider of an Acquired Company) or is obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or any other securities of the Company.

(b) Stock Options; Restricted Stock. The Company has reserved 40,674,538 shares of Company Common Stock for issuance under the Company Option Plan. Pursuant to the Company Option Plan, Company Options exercisable for 31,615,649 shares of Company Common Stock are currently outstanding. As of the date of this Agreement, 1,734,174 shares of Company Common Stock have been issued as a result of the exercise of Company Options, of

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which 441,797 shares have been repurchased. Part 2.3(b)(i) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) (A) the total number of shares of Company Common Stock that are issuable upon the exercise of such Company Option and (B) the number of shares of Company Common Stock with respect to such Company Option that is vested as of the date of this Agreement; (iii) the date on which such Company Option was granted and the expiration date of such Company Option; (iv) the exercise price per share of Company Common Stock purchasable under such Company Option; and (v) whether such Company Option is an “incentive stock option” as defined in Section 422 of the Code. All Company Options outstanding as of the date of this Agreement were granted pursuant to the terms of the Company Option Plan. Part 2.3(b)(ii) of the Disclosure Schedule accurately sets forth, with respect to all Company Common Stock that is subject to repurchase and that is outstanding as of the date of this Agreement: (i) the names of the holder of such shares; (ii) the total number of such shares of held by each holder; and (iii) as to each holder, the schedule by which the right to repurchase such shares lapses. The Company has Made Available to Parent accurate and complete copies of the Company Option Plan and any other plans or Contracts pursuant to which the Company has ever granted stock options, and the forms of all stock option agreements evidencing such options.

(c) Company Warrants. Part 2.3(c) of the Disclosure Schedule accurately sets forth, with respect to each Company Warrant that is unexercised as of the date of this Agreement: (i) the name of the holder of such Company Warrant; (ii) the total number of shares of Company Common Stock or Series B Preferred Stock that are issuable upon the exercise of such Company Warrant; (iii) the purchase agreement pursuant to which such Company Warrant was purchased; (iv) the date on which such Company Warrant was purchased and the expiration date of the Company Warrant; and (iv) the exercise price per share of Company Common Stock or Series B Preferred Stock purchasable under such Company Warrant. The Company has granted Company Warrants exercisable for 735,895 shares of Company Common Stock and 51,902 shares of Series B Preferred Stock. As of the date of this Agreement, no shares of Company Common Stock or Series B Preferred Stock have been issued as a result of the exercise of such Company Warrants. The Company has Made Available to Parent accurate and complete copies of the purchase agreements pursuant to which the Company has sold Company Warrants and any other agreements governing the Company Warrants.

(d) No Other Securities. Except as set forth in Part 2.3(b) or Part 2.3(c) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the Knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

(e) Legal Issuance. All shares of Company Capital Stock, Company Options and Company Warrants outstanding as of the date of this Agreement have been issued and

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granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Company Contracts. None of the outstanding shares of Company Capital Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Part 2.3(d) of the Disclosure Schedule accurately identifies each Company Contract relating to any securities of the Company that contains any information rights, registration rights, financial statement requirements or other similar terms that would survive the Closing unless terminated or amended prior to the Closing.

(f) Repurchased Shares. The Company has never repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock or other securities, other than Company Options forfeited by Company Employees or consultants, or restricted Company Common Stock repurchased by the Company, in each case in connection with the termination of a Company Employee’s or consultant’s service with the Company.

(g) Subsidiaries. All of the shares of each of the Subsidiaries of the Company are owned by the Company free and clear of any Encumbrance. The outstanding shares of the Subsidiaries of the Company have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all applicable securities laws and other applicable Legal Requirements and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of such Subsidiaries. There are no options, warrants or other rights outstanding to subscribe for or purchase any shares or other securities of the Subsidiaries of the Company and such Subsidiaries are not subject to any Contract or court or administrative order under which any of such Subsidiaries is or may become obligated to sell or otherwise issue any shares or other securities. There are no preemptive rights applicable to any shares of any of the Subsidiaries of the Company. None of the Subsidiaries of the Company have the right to vote on, approve or object to the Transactions.

(h) Payment Spreadsheet. All of the information contained in the Payment Spreadsheet will be complete and accurate immediately prior to the Effective Time. The allocation of the Merger Consideration set forth in Section 1.5 and the Payment Spreadsheet complies with all applicable Legal Requirements, the Company’s Charter Documents and all other plans and Contracts to which the Company is party to or by which the Company is bound.

2.4 Financial Statements.

(a) Delivery of Financial Statements. The Company has Made Available to Parent complete copies of the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the unaudited consolidated balance sheet of the Acquired Companies as of December 31, 2013 and the related unaudited statements of profit and loss, and statements of cash flows for the year ended December 31, 2013; and (ii) the unaudited consolidated balance sheet of the Acquired Companies as of September 30, 2014 (the “Balance Sheet”), and the related unaudited statement of profit and loss, and statements of cash flows for the period ended September 30, 2014 (the “Balance Sheet Date”).

(b) Fair Presentation. The Company Financial Statements are accurate and complete in all material respects and fairly present in all material respects the financial position

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of the Acquired Companies as of the respective dates thereof and the results of operations and cash flows of the Acquired Companies for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except that they do not contain footnotes.

(c) No “Off-Balance Sheet” Arrangements. Part 2.4(c) of the Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of all documentation creating or governing, any securitization transaction and “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K of the United States Securities and Exchange Commission) effected or maintained in effect by any of the Acquired Companies.

2.5 Absence of Changes. Since September 30, 2014, and through the date hereof: (a) there has not been any Material Adverse Effect; (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Acquired Companies (whether or not covered by insurance); (c) none of the Acquired Companies has made any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate; (d) none of the Acquired Companies has written off as uncollectible, nor established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $10,000 with respect to a single matter or $25,000 in the aggregate; (e) none of the Acquired Companies has entered into any material transaction nor taken any other material action, in each case, outside the ordinary course of business or inconsistent with past practices; (f) none of the Acquired Companies has taken any action of the type referred to in Section 4.2(b); and (g) none of the Acquired Companies has agreed or committed to take any of the actions referred to in clauses “(c)” through “(f)” of this Section 2.5.

2.6 Title to Assets. Each of the Acquired Companies owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (a) all assets reflected on the Balance Sheet; and (b) all other assets reflected in the books and records of such Acquired Company as being owned by it. All of said assets are owned by the Acquired Companies free and clear of any Encumbrances except for Permitted Encumbrances. All of the tangible assets owned by or leased to the Acquired Companies or currently used in the operation of the business of the Acquired Companies, including equipment, are maintained in a reasonably prudent manner, are in good working order (reasonable wear and tear and scheduled maintenance excepted) and are adequate for the conduct of the business of the Acquired Companies in the manner in which such business is currently being conducted. Notwithstanding the foregoing, this Section 2.6 shall not be construed to be a representation or warranty as to assets that are Intellectual Property Rights.

2.7 Bank Accounts; Loans; Receivables.

(a) Bank Accounts. Part 2.7(a) of the Disclosure Schedule provides an accurate list of each bank account, safe deposit box and lock box of each of the Acquired Companies maintained by or for the benefit of such Acquired Company at any bank or other financial institution.

(b) Loans. Part 2.7(b) of the Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by each of the Acquired Companies to any employee, director, consultant or individual independent contractor, other than routine travel advances made to employees in the ordinary course of business.

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(c) Accounts Receivable. Part 2.7(c) of the Disclosure Schedule lists all of the accounts receivable of each of the Acquired Companies as of the date of this Agreement, including an aging by customer. All of the accounts receivable, whether billed or unbilled, of each of the Acquired Companies arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not, to the Knowledge of the Company, subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement. To the Knowledge of the Company, no Person has any Encumbrance (other than Permitted Encumbrances) on any accounts receivable of any of the Acquired Companies. No request or agreement for deduction or discount has been made with respect to any accounts receivable of any of the Acquired Companies other than those made in the ordinary course of business.

2.8 Real Property. The Acquired Companies do not own any real property or any interest in real property, except for the leasehold interests created under the real property leases identified in Part 2.8 of the Disclosure Schedule.

2.9 Intellectual Property.

(a) Intellectual Property. Part 2.9(a) of the Disclosure Schedule accurately identifies:

(i) in Part 2.9(a)(i) of the Disclosure Schedule: (A) each item of Registered IP in which any of the Acquired Companies has an ownership or security interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

(ii) in Part 2.9(a)(ii) of the Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights or Intellectual Property is licensed to any of the Acquired Companies (excluding Company customer’s multi-media related content that is used solely in connection with Company’s relationship with that customer; advertising copy and related trademark licenses for advertising in the ordinary course; Intellectual Property Rights or Intellectual Property licensed to any Acquired Company pursuant to Personnel IP Contracts (as defined below) or Contracts substantially the same as the standard forms of end-user licenses previously delivered by the Company to Parent; Open Source Code disclosed or required to be disclosed under Part 2.9(i) of the Disclosure Schedule; and non-customized commercially available off-the-shelf software that: (1) is so licensed solely in hosted, executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into any Company Product (e.g., is used by the Acquired Companies solely for administrative, financial or other non-operation purposes), and (3) is generally available on standard terms for less than $10,000 (“Off the Shelf Software”) and collectively with all the other exclusions in this parenthetical, “Inbound Exclusions”); and (B) whether the license or licenses so granted to the Acquired Companies are exclusive or nonexclusive;

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(iii) in Part 2.9(a)(iii) of the Disclosure Schedule, a complete and accurate list and summary of all royalties, commissions, and other similar amounts payable by any of the Acquired Companies to any other Person upon or for the use, license or distribution of any Company Product or Company IP; and

(iv) in Part 2.9(a)(iv) of the Disclosure Schedule, a complete and accurate list and summary of all Company Products and the material Company IP that is software.

(b) Rights in Company IP. Except as otherwise listed in Part 2.9(b) of the Disclosure Schedule, no Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and whether legal or inequitable in nature) or interest in, any Company IP, other than pursuant to Contracts substantially the same as the standard forms of end-user licenses previously delivered by the Company to Parent and non-disclosure agreements permitting limited use of non-material Company IP for evaluation or other similar purposes customarily granted in non-disclosure agreements entered into in the ordinary course of business (collectively, “Outbound Exclusions”). None of the Acquired Companies is, and to the Knowledge of Company, no other Party is in breach or default of any term of such Contracts, including those Contracts listed in Part 2.9(b) of the Disclosure Schedule and the Outbound Exclusions. Except as otherwise identified in a Material Contract set forth in Part 2.10 of the Disclosure Schedule, none of the Acquired Companies is bound by, and no material Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Acquired Companies to use, exploit, assert, or enforce any material Company IP or conduct business in any market, field, or region of the world or with any Person.

(c) Ownership Free and Clear. The Acquired Companies exclusively own all right, title and interest to and in the Company IP free and clear of any Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Acquired Companies in the Company IP that is Registered IP have been validly executed, delivered and filed (on or before any applicable deadline) with the appropriate Governmental Body;

(ii) each Person who is or was an employee or individual independent contractor of any of the Acquired Companies and who is or was involved in the creation or development of any Company Product or Company IP, or who is or was named as an inventor on any patent application filed or owned by any of the Acquired Companies, has signed one or more valid and enforceable agreements containing assignment of Intellectual Property Rights (other than moral rights that are not assignable that have been waived to the extent waivable) to any of the Acquired Companies and confidentiality provisions protecting the Company IP (other than Company IP that is available to the public through no fault of the employee or individual independent contractor) (such contracts, “Personnel IP Contracts”), and performed such activities in the United States or Canada;

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(iii) no Company Employee has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(iv) no Company Employee or individual independent contractor of any of the Acquired Companies is, or has ever been, in breach of any provision of any Contract that relates to the Company IP or his or her activities with the Acquired Companies or confidentiality with any former employer or other Person;

(v) no involvement by, or funding, facilities or personnel of, any Governmental Body or any university or other educational institution were used to develop or create, in whole or in part, any Company IP;

(vi) None of the Acquired Companies is now or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that would reasonably be expected to require or obligate any of the Acquired Companies to grant or offer to any other person any license or right to any Company IP. In addition, if any Company IP were acquired by any of the Acquired Companies from a person other than an employee of or contractor to an Acquired Company, then, to the Company’s Knowledge, such Person is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to have required or obligated such person to grant or offer to any other Person any license or right to such Intellectual Property Rights;

(vii) each of the Acquired Companies has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Company IP, all proprietary source code for Company Products and all other proprietary information held by the Acquired Companies; Part 2.9(c)(vii) of the Disclosure Schedule describes the protection procedures followed and other measures taken by the Acquired Companies to maintain such confidentiality and protect and enforce such rights;

(viii) none of the Acquired Companies has assigned nor otherwise transferred ownership of, nor agreed to assign or otherwise transfer ownership of, any Intellectual Property Right, that is or was at the time material to any Acquired Company, to any other Person;

(ix) Except as otherwise provided in Part 2.9(c)(ix) of the Disclosure Schedule, none of the Acquired Companies has granted or agreed to grant any exclusive license to any Company IP to any Person in any market, field, or geographical area; and

(x) the Acquired Companies own or otherwise have all Intellectual Property Rights needed to conduct the businesses of the Acquired Companies as currently conducted, currently planned (as reflected on any forecasts or product roadmaps) by the Acquired Companies to be conducted in the twenty-four (24) months following the Closing, or required to be conducted by the Acquired Companies under any Contract, including, in each case, all Intellectual Property Rights needed for the use, licensing or distribution of all Company

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Products; provided, however, that with respect to third party patents and patent applications, the foregoing representations and warranties solely as to the conduct of the businesses of the Acquired Companies as planned by the Acquired Companies to be conducted (but not as currently conducted or as have been conducted by the Acquired Companies) are made to the Company’s Knowledge.

(d) Valid and Enforceable. All Company IP that is Registered IP is subsisting and, other than any pending application, is valid and enforceable and without limiting the generality of the foregoing:

(i) no trademark owned or purported to be owned by any of the Acquired Companies (including all trademarks listed in Part (a)(i) of the Disclosure Schedule) conflicts with any trademark (whether registered or unregistered) owned, used or applied for by any other Person, to the extent any of the Acquired Companies’ use of such trademark constitutes infringement of such other trademark;

(ii) each item of Company IP that is Registered IP is in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain each item of Company IP that is Registered IP in full force and effect have been made by the applicable deadline;

(iii) the Company has provided to Parent complete and accurate copies of all applications, material correspondence and other material documents related to each such item of Registered IP;

(iv) Part 2.9(d)(iv) of the Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each item of Company IP that is Registered IP in full force and effect; and

(v) no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company IP is being, has been or would reasonably be expected to be contested or challenged.

(e) Effects of This Transaction. Except as otherwise described in Part 2.9(e) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents to be executed, delivered or entered into in connection with the Contemplated Transactions nor the consummation of any of the Contemplated Transactions will, pursuant to the terms of any Contract, with or without notice or the lapse of time, result in or give any other Person the right or option to cause: (i) a loss of, or Encumbrance on (other than Permitted Encumbrances), any Company IP; (ii) the release, disclosure or delivery of any Company IP by any escrow agent to any Person; or (iii) the grant, assignment or transfer to any Person of any license or other right or interest under, to or in any of the Company IP.

(f) No Third Party Infringement of Company IP. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. The Company

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has provided to Parent a complete and accurate copy of each written (including by electronic means) communication that has been sent or otherwise delivered by or to any of the Acquired Companies or any Representative of any of the Acquired Companies regarding such actual, alleged or suspected infringement or misappropriation of any Company IP.

(g) No Infringement of Third Party IP Rights. None of the Acquired Companies, including in its exploitation of any Company Product or Company IP, has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person; provided, however, that with respect to third party patents and patent applications, the foregoing representations and warranties solely as to Company Products planned, but that are not, and have not been, offered, marketed, distributed, supported or sold by any Acquired Company as of the date of this Agreement are made to the Company’s Knowledge. Without limiting the generality of the foregoing:

(i) no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies or, to the Knowledge of the Company, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by any of the Acquired Companies with respect to such claim or Legal Proceeding;

(ii) none of the Acquired Companies nor any of the Key Employees has received any notice or other communication (in writing or, to the Knowledge of the Company, otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Acquired Companies or any of the Key Employees; and

(iii) Except as otherwise described in Part 2.9(g)(iii) of the Disclosure Schedule, none of the Acquired Companies is bound by any Contract to indemnify, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim other than (i) Contracts substantially the same as the standard forms of end-user licenses previously delivered by the Company to Parent, (ii) Contracts identified in Parts 2.9(a)(ii) and 2.9(b) of the Disclosure Schedule, and (iii) Contracts for Off the Shelf Software, provided that such obligations to indemnify, hold harmless, and reimburse are limited to reasonable and customary indemnities for the content and intellectual property provided by the Acquired Companies thereunder, if any; with respect to such Contracts for Off the Self Software, the Acquired Companies have not received a notice or demand for indemnification, to be held harmless, or for reimbursement and there are no facts or circumstances giving rise, or likely to give arise, to any such claim;

(iv) none of the Acquired Companies has ever assumed, or, other than as contained in the Contracts identified (or expressly exempted from an obligation to identify) in Part 2.9(g)(iii) of the Disclosure Schedule, agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right; and

(v) to the Knowledge of the Company, no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired

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Companies under any Contract identified or required to be identified in Part 2.9(a)(ii) of the Disclosure Schedule is pending or has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Companies.

(h) Use of Open Source Code. Part 2.9(h) of the Disclosure Schedule accurately identifies and describes: (i) each item of Open Source Code that is contained in, distributed with or used in the development of the Company Products or from which any part of any Company Product is derived; and (ii) the applicable license terms for each such item of Open Source Code. No Company Product contains, is derived from, is distributed with or is being or was developed using Open Source Code that is licensed under any terms that, in connection with the manner in which any Acquired Company has used such Open Source Code: (i) impose or could impose a requirement or condition that any Company Product or Company IP or other part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of any of the Acquired Companies to use or distribute any Company Product or Company IP or other part thereof (other than requirements of attribution, copyright notices or warranty disclaimers, or restrictions on the use of such Open Source Code itself with code licensed under other incompatible licenses which the Acquired Companies are and have been fully compliant with in each case).

(i) Source Code. No proprietary source code for any Company Product or Company IP has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, or was not, at the time, an employee or independent contractor of an Acquired Company and subject to appropriate confidentiality obligations. None of the Acquired Companies has a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available the proprietary source code for any Company Product or Company IP to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or independent contractor of one of the Acquired Companies and subject to appropriate confidentiality obligations. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of any proprietary source code for any Company Product or Company IP to any other Person who is not, as of the date of this Agreement, an employee or independent contractor of one of the Acquired Companies. To the Knowledge of Company, all independent contractors who were delivered, licensed, or otherwise provided access to proprietary source code complied with all confidentiality obligations relating thereto.

(j) Privacy and Data Policies. Part 2.9(j) of the Disclosure Schedule contains each Company Privacy Policy in effect on or after January 1, 2011. Each of the Acquired Companies has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data or Personal Data. Neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents nor the consummation of any of the transactions contemplated by this Agreement or any such other Transaction Documents will result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data or Personal Data.

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(k) Products and Systems.

(i) To the Knowledge of Company, there are no material defects in the current generally released versions of the Company Products or Company IP that would prevent such Company Products or Company IP from functioning and operating in accordance with applicable documentation and requirements in all material respects.

(ii) To the Knowledge of Company, the software, hardware, firmware, networks, platforms, servers, interfaces, applications, web sites and related systems (collectively, “Company Systems”) distributed or used by the Acquired Companies are reasonably sufficient for the business of Company as currently conducted.

(iii) To the Knowledge of Company, there are have been no failures, disruptions, performance deficiencies, breakdowns, bugs, or outages in the past twelve (12) months relating to the Company Products or Company Systems causing a Company Material Adverse Effect.

(iv) There have been no actual or alleged intrusions or breaches pertaining to privacy, User Data, Personal Data, in each case as maintained by or for any Acquired Company, or the security of the information technology systems owned, controlled, or used by the Acquired Companies in the prior twelve (12) months.

(v) The Acquired Companies use commercially available tools and customary procedures designed to monitor the security of and prevent the introduction of malicious code or instructions into Company Products and Company Systems. To the Company’s Knowledge, there is no malicious code or instructions designed to permit the unauthorized access, disablement or erasure of data or other software by any Person in any Company Products or the Company Systems.

(vi) None of the Acquired Companies is subject to any outstanding guaranty, warranty or other indemnity with respect to any of the Company Products, other than those expressly set out in the Contracts identified (or expressly exempted from an obligation to identify) in Part 2.9(g)(iii) of the Disclosure Schedule.

(vii) None of the Acquired Companies is subject to any outstanding claims for (and to the Company’s Knowledge there are no threatened claims for) repair, replacement, refunds, or other warranty obligations relating to the Company Products in excess of the levels historically occurring and made known to Parent.

(l) IP Agreements. Except for Contracts that are Inbound Exclusions or Outbound Exclusions, the Company has Made Available to Parent complete and accurate copies of each Company Contract relating to Intellectual Property used by any of the Acquired Companies.

2.10 Contracts.

(a) List of Contracts. Part 2.10(a) of the Disclosure Schedule identifies, as of the date hereof, in the applicable subsection of Part 2.10(a), the following:

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(i) each Company Employee Plan pursuant to which any of the Acquired Companies is or may become obligated to make any severance, termination or similar payment to any Company Employee, or pursuant to which any of the Acquired Companies is or may become obligated to make any bonus or similar payment (whether in the form of cash, stock or other securities, excluding payments constituting wages, such as base salary and sales commissions and obligations to issue shares upon exercise of Company Options) to any Company Employee;

(ii) each Company Contract required to be identified in Part 2.9 of the Disclosure Schedule and each other Company Contract relating to the acquisition, transfer, development, distribution, promotion, marketing, sharing, support or license of any Company Product or any Company IP, other than the Inbound Exclusions and Outbound Exclusions;

(iii) each Company Contract containing any source code escrow release, source code custody or similar provision;

(iv) each Company Contract that provides for indemnification of any officer, director, employee or agent;

(v) each Contract imposing any restriction on the right or ability of any of the Acquired Companies or any current or future parent, subsidiary or affiliate of any of the Acquired Companies (A) to compete with, or solicit any customer of, any other Person, (B) to acquire any product or other asset or any services from any other Person, other than such restrictions on the right to solicit, hire or retain any Person as an employee, consultant or independent contractor, (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset, including any Company IP or Company Product, to or for any other Person, including any license or covenant not to assert or sue, (D) to perform services for any other Person, or (E) to transact business or deal in any other manner with any other Person, other than such restrictions on the right to solicit, hire or retain any Person as an employee, consultant or independent contractor;

(vi) each Company Contract containing a “most favored nation” pricing clause or other provision requiring that any of the Acquired Companies offer or provide the most favorable terms, conditions or pricing to a customer of any of the Acquired Companies;

(vii) each Company Contract that promises to any Person any marketing, exhibition or recommendation preference or any screenspace or advertising inventory;

(viii) each Company Contract that licenses, covenants not to assert, or will license or covenant not to assert as a result of this Merger, the Intellectual Property or Intellectual Property Rights of Parent or any of its Affiliates, excluding Company IP;

(ix) each Company Contract (other than Contracts evidencing Company Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities, or (C) providing any of the Acquired Companies with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

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(x) each Company Contract relating to the creation of any Encumbrance (other than any Permitted Encumbrance) with respect to any material asset of any of the Acquired Companies;

(xi) each Company Contract incorporating or relating to any guaranty, any warranty, any pledge, any performance or completion bond or any indemnity or similar obligation, except for Contracts substantially the same as the standard forms of end-user licenses previously delivered by the Company to Parent and those Company Contracts identified (or expressly exempted from an obligation to identify) in Part 2.9(g)(iii) of the Disclosure Schedule;

(xii) each Company Contract relating to any currency hedging;

(xiii) each Company Contract creating or relating to any joint venture (that is identified as a joint venture in such Contract) or any partnership or otherwise providing for the sharing of revenues, profits, losses, costs or liabilities (other than the payment of liabilities of a third party by any of the Acquired Companies pursuant to warranty or indemnity obligations of any of the Acquired Companies entered into in the ordinary course of business consistent with past practice);

(xiv) each real estate lease of any of the Acquired Companies;

(xv) each Company Contract constituting or relating to a government contract or government bid;

(xvi) each Company Contract (A) containing “standstill” or similar provisions relating to transactions involving the acquisition, disposition or other transfer of assets or securities of an Entity, or (B) providing any right of first negotiation, right of first refusal or similar right to any Person;

(xvii) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

(xviii) each other Company Contract under which a change in control, acquisition or similar transaction involving any of the Acquired Companies (including the Merger or any of the other Contemplated Transactions) would give rise to or expand any rights in favor of, or any obligations on the part of, any of the Acquired Companies or any other Person;

(xix) each Company Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $50,000 in the aggregate, identifying each of such Contracts that has a term of more than 60 days and that may not be terminated by any of the Acquired Companies (without penalty) within 60 days after the delivery of a termination notice by an Acquired Company; and

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(xx) each other Company Contract, not required to be listed in clauses (i) through (xx) above, that is, or would reasonably be expected to be, material to the Company’s business.

(b) Outstanding Orders and Minimum Requirements. Except as expressly noted otherwise on Part 2.10(b) of the Disclosure Schedule with respect to a particular Company Contract, none of the Acquired Companies is subject to any non-cancellable orders or minimum purchase or supply requirements that exceed $50,000 in aggregate value or extend for longer than three (3) months after the Closing Date.

(c) Full Force and Effect. The Company has delivered to Parent an accurate and complete copy of each Company Contract listed or required to be listed on Parts 2.10(a) or 2.10(b) of the Disclosure Schedule, including all amendments thereto. Each such Company Contract is valid and in full force and effect, and is enforceable against the applicable Acquired Company and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, in each case, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies (the “Enforceability Exceptions”).

(d) No Breach. None of the Acquired Companies has ever violated or breached in any material respect, or committed any default under, any Company Contract, and, to the Knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default under, any Company Contract. To the Knowledge of the Company, no event has occurred, and no fact exists, that (with or without notice or lapse of time) would reasonably be expected to (i) result in a violation or breach of any of the provisions of any Company Contract in any material respect, (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract, (iii) give any Person the right to receive or require a replacement, refund, rebate, chargeback, penalty or change in delivery schedule under any Company Contract, (iv) give any Person the right to accelerate the maturity or performance of any Company Contract, (v) result in the disclosure, release or delivery of the source code for any portion of any Company Product, or (vi) give any Person the right to cancel, terminate or modify any Company Contract. None of the Acquired Companies has received any notice or other communication (in writing or, to the Knowledge of the Company, otherwise) regarding any actual or possible violation or breach of, or default under, any Company Contract. None of the Acquired Companies has waived any of its rights under any Company Contract.

(e) No Forecasts. None of the Acquired Companies have provided any forecasts pursuant to the Manufacturing and Supply Agreement made and entered into as of April 15, 2014 by and between the Company and Pegatron Corporation.

2.11 Liabilities. None of the Acquired Companies has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the “liabilities” column of the Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Companies since the Balance Sheet Date in the ordinary course of business and consistent with past practices; (c)

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liabilities under Company Contracts that are set forth in and identifiable by reference to the text of such Company Contract; (d) liabilities under this Agreement and Transaction Expenses; and (e) liabilities identified in Part 2.11 of the Disclosure Schedule. No event has occurred, and to the Company’s Knowledge, no fact exists, that has resulted in, or that will or would reasonably be expected to result in, any claim for indemnification or reimbursement by any Company Employee (other than a claim for reimbursement by the Acquired Companies, in the ordinary course of business, of travel expenses, accrued vacation or other out-of-pocket expenses of a routine nature incurred by an employee of the Acquired Companies in the course of performing such employee’s duties for the Acquired Companies) pursuant to (i) the terms of the Charter Documents, (ii) any indemnification agreement or other Contract between an Acquired Company and any such Company Employee, or (iii) any applicable Legal Requirement. None of the Acquired Companies has operating leases except as disclosed in Part 2.11 of the Disclosure Schedule.

2.12 Compliance with Legal Requirements; Governmental Authorizations.

(a) Compliance with Legal Requirements. Each of the Acquired Companies is, and to the Knowledge of the Company at all times since its incorporation has been, in compliance in all material respects with all applicable Legal Requirements. None of the Acquired Companies has received any notice or other communication (in writing or, to the Knowledge of the Company, otherwise) from any Governmental Body or other Person regarding any actual or possible material violation of, or failure to comply with any material provision of, any Legal Requirement.

(b) Governmental Authorizations. Part 2.12(b) of the Disclosure Schedule, identifies each material Governmental Authorization held by each of the Acquired Companies, and the Company has Made Available to Parent complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in Part 2.12(b) of the Disclosure Schedule are in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Acquired Companies to conduct its business in the manner in which such business is currently being conducted. Each of the Acquired Companies is, and at all times since its incorporation has been, in compliance in all material respects with the terms and requirements of the Governmental Authorizations identified in Part 2.12(b) of the Disclosure Schedule. None of the Acquired Companies has ever received any notice or other communication (in writing or, to the Knowledge of the Company, otherwise) from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in writing the right of any of the Acquired Companies to design, manufacture, license, offer or sell any of its products or services.

2.13 Certain Business Practices. None of the Acquired Companies has, and, to the Knowledge of the Company, no director, officer, agent or employee of any of the Acquired Companies has, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) taken any action that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, if the Acquired Companies were publicly held.

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2.14 Tax Matters.

(a) Tax Returns and Payments. All income and other material Tax Returns required to be filed by or on behalf of any of the Acquired Companies with any Governmental Body on or before the Closing Date (the “Company Returns”) (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) was, or will be when filed, complete and accurate in all material respects and prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date, and no other Taxes (whether or not shown on a Company Return) were or are due on or before the Closing Date that have not been, or will not prior to the Closing Date be, duly and timely paid. The Company has delivered to Parent accurate and complete copies of (i) all Company Returns for the prior three (3) taxable years, other than (x) immaterial Company Returns (e.g., Forms 1099 and W-2) and (y) Company Returns that have not been finalized as of the date of this Agreement and (ii) all examination reports and statements of deficiencies assessed against or agreed to by any of the Acquired Companies. Each of the Acquired Companies has timely withheld all Taxes required to have been withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and, to the extent due and payable, has timely paid such Taxes to the appropriate Governmental Body in accordance with applicable Legal Requirements.

(b) Accruals and Reserves. The Company Financial Statements fully accrue all liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP consistently applied throughout the specified period. Each of the Acquired Companies has reserves adequate for the payment of all Taxes for the period from the Balance Sheet Date through the Closing Date.

(c) Audits. No Company Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by any of the Acquired Companies or any other Person) that is still in effect, and no such extension or waiver has been requested from any of the Acquired Companies. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes of any of the Acquired Companies.

(d) Tax Claims and Proceedings. No claim or Legal Proceeding is pending or has been threatened in writing, claimed in writing or raised in writing by any Governmental Body in respect of any Tax liability of any of the Acquired Companies, nor has any of the Acquired Companies received from any Governmental Body in any jurisdiction (including jurisdictions where any of the Acquired Companies has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review or claim, or in the case of a jurisdiction where any of the Acquired Companies has not filed Tax Returns, that any of the Acquired Companies is or may be subject to taxation by that jurisdiction, or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing authority or other Governmental Body against any of the Acquired Companies. There

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are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any of the Acquired Companies with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by any of the Acquired Companies and with respect to which adequate reserves for payment have been established on the Balance Sheet).

(e) Tax Liens. There are no Encumbrances for Taxes upon any of the assets of any of the Acquired Companies except for Permitted Encumbrances.

(f) Section 355. None of the Acquired Companies has made any distribution of stock of any controlled corporation, as that term is defined in Section 355(a)(1) of the Code or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 and 361 of the Code.

(g) Section 1504. None of the Acquired Companies has (i) been a member of an affiliated group within the meaning of Section 1504 of the Code, other than an affiliated group of which the Company was the common parent, or (ii) filed or been included in a combined, consolidated or unitary income Tax Return, other than any such Tax Return filed by the Company. None of the Acquired Companies has liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations under the Code (or any similar Legal Requirement) as a transferee or successor or otherwise by operation of any Legal Requirement.

(h) Tax Sharing Agreements. None of the Acquired Companies is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement (including, without limitation, any liability or obligation to provide any indemnification or gross-up of any Tax imposed by Section 409A or Section 280G of the Code).For the purposes of this Section 2.14(h), the following agreements shall be disregarded: (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by any of the Acquired Companies and (ii) commercially reasonable agreements not primarily related to Taxes for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned, purchased or sold in the ordinary course of business.

(i) Section 6662; Tax Shelters, etc. Each of the Acquired Companies has disclosed in its Company Returns any Tax reporting position taken in any Company Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable Legal Requirement. None of the Acquired Companies has consummated or participated in, or is currently participating in, any transaction that was or is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(j) Tax Holidays, Exemptions, etc. Except with respect to income Tax benefits available to similarly situated taxpayers without special action or grant by a Governmental Body, the Company has Made Available to Parent accurate and complete copies of all documentation, if any, relating to any Tax holiday, exemption from Tax, Tax rate reduction, Tax credit, Tax incentive or other special concession for the computation of Tax made available by any Governmental Body to any of the Acquired Companies.

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(k) Elections. Part 2.14(k) of the Disclosure Schedule accurately describes all material elections with respect to Taxes affecting any of the Acquired Companies (other than elections reflected in Company Returns delivered to Parent pursuant to Part 2.14(a)).

(l) Closing Agreements, Etc. None of the Acquired Companies has executed or entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Legal Requirement) or is the subject of any private letter (pending or otherwise) ruling of the IRS or other comparable Governmental Authority. None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for taxable period ending on or prior to the Closing Date; (ii) any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code (or any comparable provision of any state, local or non-U.S. Legal Requirement) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code to the extent arising from a transaction occurring prior to the Closing.

(m) Section 409A Compliance. No Company Employee Plan and no grants, awards or benefits thereunder are subject to Section 409A(a) or 409A(b) of the Code or, if subject to Section 409A(a) of the Code, have, in any material respect, failed or will fail, in form or operation, to meet the requirements of Section 409A(a)(2), 409A(a)(3) or 409A(a)(4) of the Code.

(n) Section 280G Compliance. None of the Acquired Companies has become obligated to make, or will as a result of any event connected directly or indirectly with any Contemplated Transaction become obligated to make, any “parachute payment” as defined in Section 280G of the Code.

(o) Partnerships. None of the Acquired Companies holds stock or any other equity interest in any legal entity which is treated as a partnership for U.S. federal, state, local or non-U.S. income Tax purposes. None of the Acquired Companies is a party to any Contract which is a partnership for U.S. federal, state, local or non-U.S. income Tax purposes.

(p) Real Property Holding Company. None of the Acquired Companies is or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(q) Transfer Pricing Compliance. Each of the Acquired Companies is in compliance in all material respects with all applicable transfer pricing provisions of Section 482 of the Code and the Treasury Regulations promulgated thereunder, including the execution and maintenance of contemporaneous documentation substantiating any transfer pricing practices.

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(r) Jurisdictions. None of the Acquired Companies is or has ever been a resident for any Tax purpose or otherwise subject to Tax in any country other than its country of incorporation or formation. None of the Acquired Companies is or has ever been liable for any Tax as the agent of any other person or business. None of the Acquired Companies constitutes a permanent establishment or other place of business of any other Person, business or enterprise for any Tax purpose.

(s) Tax Attributes. Notwithstanding anything in this Agreement to the contrary, neither the Acquired Companies nor any other Person makes any representations or warranties, nor gives any indemnities, regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Acquired Companies, including but not limited to net operating losses and research and development credits (each, a “Tax Attribute”), or the ability of Parent or any of its affiliates (including the Surviving Corporation) to utilize such Tax Attributes after the Closing.

2.15 Employee and Labor Matters; Contractors.

(a) Employee List. Part 2.15(a) of the Disclosure Schedule contains a list of all current Company Employees as of the date of this Agreement (other than contractors listed on Part 2.15(e) of the Disclosure Schedule), and correctly reflects: (i) their dates of employment; (ii) their positions; (iii) their salaries or wages; (iv) any other compensation payable to them (including housing or automobile allowances to the extent that such allowances constitute compensation rather than bona fide expense reimbursements, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); and (v) any promises made to them with respect to changes or additions to their compensation or benefits by any Person that would be reasonably expected to have authority to enter into an agreement with respect thereto.

(b) At Will Employment. The employment of each of the current Company Employees is terminable by the applicable Acquired Company at will. The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Company Employees.

(c) Employee Departures/Restrictions. To the Knowledge of the Company, as of the date of this Agreement, no current Company Employee: (i) intends to terminate his employment with any of the Acquired Companies; (ii) has received an offer to join a business that may be competitive with the Acquired Companies’ business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of any of the Acquired Companies; or (B) the Acquired Companies’ business or operations. Except as addressed in Part 2.15(f) of the Disclosure Schedule, none of the Acquired Companies employs (or has ever employed) any Person who is an employee for purposes of social security contributions and/or fiscal legislation for whom all applicable wage tax or social security contributions have not been paid. Each of the Acquired Companies has paid in full, when due, all necessary amounts to secure any Workers’ Compensation insurance required for Company Employees.

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(d) Legal Compliance with Employment Laws. Each of the Acquired Companies is in compliance in all material respects with all applicable Legal Requirements, Contracts and Orders respecting employment, employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as employees or independent contractors), wages, hours (including the proper classification of workers as exempt and non-exempt for purposes of the Fair Labor Standards Act and all comparable state laws) and occupational safety and health and employment practices, including the Immigration Reform and Control Act. There are no pending, or, to the Company’s Knowledge, threatened, claims against any of the Acquired Companies with respect to the payment of wages, salary, overtime pay, workers’ compensation benefits or disability benefits.

(e) Independent Contractors. Part 2.15(e) of the Disclosure Schedule sets forth, with respect to each Person who is currently an individual independent contractor of any of the Acquired Companies:

(i) the name of such individual independent contractor and the date as of which such individual independent contractor was originally engaged by the Acquired Company and the date such independent contractor ceased working for the Acquired Company as applicable;

(ii) a description of such individual independent contractor’s engagement;

(iii) the location of such individual independent contractor;

(iv) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such individual independent contractor from the Acquired Company with respect to services performed in 2013; and

(v) the terms of compensation of such independent contractor.

(f) No Misclassified Employees. None of the Acquired Companies has any liability with respect to any misclassification of any person as an independent contractor rather than as an “employee,” or with respect to any employee currently or formerly classified as exempt under the Fair Labor Standards Act or comparable state law requirements. Except as set forth in Part 2.15(f) of the Disclosure Schedule, there are no individual independent contractors who have provided services to the Acquired Companies for a period of six consecutive months or longer. None of the Acquired Companies has any temporary or leased employees. No individual independent contractor of any of the Acquired Companies is eligible to participate in any Company Employee Plan other than the Company Option Plan. The Acquired Company’s relationships with each of the independent contractors listed on Part 2.15(e) of the Disclosure Schedule who is currently retained by it can be terminated upon notice of thirty (30) days or less, for any reason without amounts being owed to such individuals, other than with respect to compensation or payments accrued before the date of termination.

(g) Labor-Relations. None of the Acquired Companies is a party to or bound by, and none of the Acquired Companies has ever been a party to or bound by, any union contract, collective bargaining agreement or similar Contract with a labor organization

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representing any Company Employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any current Company Employees. None of the Acquired Companies is, or has ever been, engaged in any unfair labor practice of any nature. There has never been, and, to the Knowledge of the Company, no Person has threatened to commence, any slowdown, work stoppage, labor dispute, strike, lockout, job action or union organizing activity, or any similar activity or dispute, affecting any of the Acquired Companies or any of their employees. No event has occurred, and no condition or circumstance exists to the Company’s Knowledge, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute.

(h) WARN Act. As of the Closing Date, the Company will not be and has never been an entity subject to the Worker Adjustment and Retraining Notification Act of 1988 or other similar applicable state laws.

(i) Company Employee Plans. Part 2.15(i) of the Disclosure Schedule sets forth a list of all Company Employee Plans maintained by each of the Acquired Companies currently. None of the Acquired Companies has committed to (i) establish or enter into any new Company Employee Plan, or (ii) modify the Company Option Plan, except as required under this Agreement. All contributions have been timely remitted to the Company Employee Plan that is a plan intended to qualify under Sections 401(a) and 401(k) of the Code, and all premiums and contributions have been timely made to any Company Employee Plan providing health or life insurance benefits. There have been no prohibited transactions (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to the Company Employee Plans that are subject to such provisions. No Company Employee Plan is a “pension plan” subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, and no Company Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA. No Company Employee Plan provides, nor has any of the Acquired Companies made any commitment to provide, any post-employment health benefit, life insurance or similar coverage, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar statute.

(j) Delivery of Documents. The Company has Made Available to Parent accurate and complete copies of, to the extent applicable: (i) each Company Employee Plan, including all amendments thereto; (ii) all material written Contracts relating to each Company Employee Plan; (iii) all written materials provided to any Company Employee relating to any Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any of the Acquired Companies or any Company Affiliate; and (iv) all material correspondence to or from any Governmental Body relating to any Company Employee Plan.

(k) Performance of Obligations. Each of the Acquired Companies has performed all obligations required to be performed by it under the Company Employee Plans, and to the Company’s Knowledge there has been no default or violation in any material respect by any other party of the terms of any Company Employee Plan.

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(l) Compliance of Company Employee Plans with Laws. The Company Employee Plans have been established, maintained and operated in accordance with its terms and is in substantial compliance with all applicable Legal Requirements.

(m) No Conflict. Neither the execution or delivery of this Agreement nor the consummation of any of the Contemplated Transactions will or may result (either alone or upon the occurrence of any additional or subsequent events) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

2.16 Environmental Matters. Each of the Acquired Companies possesses all material permits and other Governmental Authorizations required under applicable Environmental Laws, and is in material compliance with the terms and conditions thereof. The Acquired Companies have not received any notice or other communication (in writing or, to the Knowledge of the Company, otherwise) that alleges that any of the Acquired Companies is not in compliance with any Environmental Law. To the Knowledge of the Company, (a) all property that is leased to or used by any of the Acquired Companies, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to or used by any of the Acquired Companies contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to or used by any of the Acquired Companies contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. None of the Acquired Companies has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of any of the Acquired Companies and identifies any material claims (including any workers’ compensation claims) made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified in Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. None of the Acquired Companies has received any notice or other communication (in writing or, to the Knowledge of the Company, otherwise) regarding any (a) cancellation or invalidation of any insurance policy identified or required to be identified in Part 2.17 of the Disclosure Schedule, (b) refusal of any coverage or rejection of any claim under any such insurance policy, or (c) material increase in the amount of the premiums payable with respect to any such insurance policy.

2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule, (a) no Related Party has any direct or indirect interest in any material asset used in or otherwise relating to the business of the Acquired Companies; (b) no Related Party is indebted to any of the Acquired Companies for any amount in excess of $10,000; (c) no Related Party has

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entered into any direct or indirect financial interest in, any Contract, transaction or business dealing involving any of the Acquired Companies; (d) no Related Party is competing, or has at any time competed, with any of the Acquired Companies; and (e) to the Company’s Knowledge, no Related Party has any reasonable basis for a claim or any right against any of the Acquired Companies (other than the rights as stockholders of those Persons identified as stockholders of the Company in Part 2.3(a)(i) of the Disclosure Schedule, rights under Company Options and rights to receive compensation for services performed as an employee of any of the Acquired Companies). For purposes of this Section 2.18, each of the following shall be deemed to be a “Related Party”: (i) each individual who is, or who has at any time been, an officer or director of any of the Acquired Companies; (ii) each member of the immediate family of each of the Persons referred to in clause “(i)” above; and (iii) any trust or other Entity (other than the Acquired Companies) in which any one of the Persons referred to in clauses “(i)” and “(ii)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

2.19 Legal Proceedings; Orders.

(a) Legal Proceedings. There is no Legal Proceeding pending, or, to the Knowledge of the Company, threatened: (i) against any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies; or (ii) that challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other fact exists that would reasonably be expected to result in the commencement of any such Legal Proceeding.

(b) Orders. There is no Order to which any of the Acquired Companies, or any of the material assets owned or used by any of the Acquired Companies, is subject. To the Knowledge of the Company, no officer or key employee of any of the Acquired Companies is subject to any Order that prohibits such officer or key employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

2.20 Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger, and (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders. Assuming this Agreement has been duly executed by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

2.21 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the Transaction Documents to which the Company is a party, nor (2) the consummation of the Merger or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

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(a) contravene, conflict with or result in a violation of (i) any of the provisions of the Charter Documents, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Company;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Companies, or any of the material assets owned or used by any of the Acquired Companies, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business of any of the Acquired Companies or to any of the material assets owned or used by any of the Acquired Companies;

(d) contravene or conflict with, or result in a violation or breach in any material respect of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract, (iii) accelerate the maturity or performance of any obligation under any such Company Contract, or (iv) cancel, terminate or modify any material term of any such Company Contract;

(e) result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any material asset owned or used by any of the Acquired Companies; or

(f) result in the disclosure or delivery to any Person of any source code for Company Product, or the transfer of any material asset of any of the Acquired Companies to any Person.

Except as may be required by the DGCL, the CCC if applicable, and the Required Merger Stockholder Vote, the Company was, is and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (x) the execution, delivery or performance of this Agreement or any of the other Contracts executed, delivered or entered into in connection with the Contemplated Transactions, or (y) the consummation of the Merger or any of the other Contemplated Transactions. (For purposes of this Agreement, the Company will be deemed to be or to have been “required” to obtain a Consent if the failure to obtain such Consent (i) would reasonably be expected to result in the imposition of any material liability or obligation on, or the expansion of any material liability or obligation of, any of the Acquired Companies, or (ii) would reasonably be expected to result in the termination, modification or limitation of any material contractual or other material right of any of the Acquired Companies.)

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2.22 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Preferred Stock (voting as a single class and on an as-converted basis), the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, and the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock and the Company Preferred Stock, voting together on an as-converted basis (the “Required Merger Stockholder Vote”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other Contemplated Transactions.

2.23 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies.

2.24 Full Disclosure. To the Company’s actual knowledge as of the date hereof, this Agreement (including the Disclosure Schedule) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein (in light of the circumstances under which such representations, warranties and information were made or provided) not false or misleading. For purposes of this Section 2.24, the Company shall be deemed to have “actual knowledge” of a fact if any one of the MIP Participants has actual knowledge of such fact.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate power and authority to enter into and to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. Assuming this Agreement has been duly executed by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions. Prior to the Effective Time, Parent, as the sole stockholder of Merger Sub, will vote the shares of Merger Sub stock in favor of the approval of this Agreement, as and to the extent required by applicable Legal Requirements, including the DGCL and, if applicable, the CCC.

3.2 Valid Existence. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

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3.3 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other Transaction Documents to which Parent or Merger Sub is a party, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of Parent; or

(b) contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent, or any of the material assets owned or used by Parent, is subject, except (i) under applicable antitrust laws, and (ii) for conflicts or violations which would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on Parent’s ability to consummate the Merger.

Except as may be required: (a) by the DGCL and if applicable, the CCC and (b) for filings (i) required under the Securities Act and the rules and regulations promulgated thereunder, (ii) required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (iii) required by the Nasdaq Stock Market with respect to the Merger and the Contemplated Transactions, and (iv) as otherwise may be required in order for Parent to comply with applicable federal and state securities laws, Parent was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person prior to the Effective Time in connection with (A) the execution, delivery or performance of this Agreement or any of the Contemplated Transactions, and (B) the consummation of the Merger or any of the Contemplated Transactions, except where the failure to make or obtain any such filing, notice or Consent would not reasonably be expected to have or result in a material adverse effect on Parent’s ability to consummate the Merger.

3.4 Financial Ability. Parent has sufficient funds, and will have on the Closing Date sufficient funds, to make the payments required pursuant to Section 1 and to perform its obligations with respect to the Contemplated Transactions.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation.

(a) During the period from the date of this Agreement through the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8 (the “Pre-Closing Period”), subject to the terms of the Confidentiality Agreement between Parent and the Company, effective January 1, 2014 (the “Non-Disclosure Agreement”), the Company shall, and shall cause the Representatives of the Company to: (i) provide Parent and Parent’s Representatives with reasonable access to its Representatives, personnel and assets of the Acquired Companies and to all existing books, records, Tax Returns, work papers, Company Contracts and other documents and information relating to the Acquired Companies; and (ii) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers, Company Contracts and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request; provided,

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however, the Company shall not be required to comply with the foregoing clauses (i) and (ii) to the extent such action would violate any confidentiality restriction, or the attorney-client privilege or other legal privilege of the Company.

(b) Notwithstanding anything in this Section 4.1 to the contrary, the activities referred to in this Section 4.1 shall be conducted in such a manner so as not to interfere unreasonably with the operation of the businesses of the Acquired Companies.

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Companies conducts its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in compliance in all material respects with all applicable Legal Requirements and the material requirements of all Company Contracts; (ii) each of the Acquired Companies shall use commercially reasonable efforts to ensure that it preserves intact its current business organizations, maintains the services of its current officers and key employees and preserves its relationships and goodwill with all material suppliers, customers, development partners, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with the Acquired Companies; (iii) each of the Acquired Companies shall keep in full force each material insurance policy referred to in Section 2.17 and, if any such insurance policy is scheduled to expire during the Pre-Closing Period, such Acquired Company shall cause such insurance policy to be renewed or replaced (on terms and with coverage substantially equivalent to the terms and coverage of the expiring insurance policy) on or prior to the date of expiration of such insurance policy; (iv) each of the Acquired Companies shall cause to be provided all notices and shall use commercially reasonable efforts to cause to be provided all assurances and support, required by any Company Contract relating to any Company Product in order to ensure that no condition under such Company Contract occurs that would reasonably be expected to result in (A) any transfer by, or disclosure to a third party by, any of the Acquired Companies of the source code for any portion of the Company Product, or (B) a release from any escrow of any source code that has been deposited or is required to be deposited in escrow under the terms of such Company Contract; and (v) each of the Acquired Companies shall promptly notify Parent of (A) any notice or other communication (in writing, or to the Knowledge of the Company, otherwise) from any Person alleging that the Consent of such Person is required in connection with any of the Contemplated Transactions, and (B) any material Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting any of the Acquired Companies.

(b) During the Pre-Closing Period, none of the Acquired Companies shall (without the prior written consent of Parent, which shall not be unreasonably withheld):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) sell, issue, grant or authorize the sale, issuance or grant of (A) any capital stock or other security, (B) any option or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other

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security (except that the Company shall be permitted to issue Company Common Stock upon the exercise of Company Options or Company Warrants in accordance with the terms of the underlying option agreement and applicable Company Option Plan as in effect as of the date of this Agreement);

(iii) except as expressly contemplated by this Agreement, amend or waive any of its rights under any provision of the Company Option Plan (or any award agreements thereunder), any provision of any Contract or Company Employee Plan evidencing any outstanding Company Option, Company Warrant, stock option, or any restricted stock purchase agreement, or any other equity compensation award, or otherwise modify any of the terms of any outstanding Company Option, Company Warrant or other security or any related Contract (other than accelerating the vesting thereof and such other amendments as may be necessary to cancel all Company Options as of the Effective Time);

(iv) amend or permit the adoption of any amendment to the Charter Documents, or effect or become a party to any Acquisition Transaction (other than the transactions contemplated by this Agreement), a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure;

(vii) prepay or accelerate the payment of any obligation or expense outside the ordinary course of business or inconsistent with past practices;

(viii) modify the terms of any accounts receivable, other than in the ordinary course of business, consistent with past practices;

(ix) otherwise administer its accounts receivable, accounts payable and other cash management practices in a manner that is outside the ordinary course of business or inconsistent with past practices;

(x) enter into or become bound by, or permit any of the assets owned or used by it to become bound by any Contract, other than in the ordinary course of business;

(xi) except as contemplated by Section 6.10 or any other section of this Agreement, amend or terminate, or waive any material right or remedy under, any Contract;

(xii) acquire, lease or license any right or other asset from any other Person, or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, other than in the ordinary course of business;

(xiii) expressly waive or relinquish any material right under applicable Legal Requirements, other than in the ordinary course of business and consistent with past practices;

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(xiv) lend money to any Person;

(xv) incur or guarantee any indebtedness for borrowed money;

(xvi) except as expressly contemplated by this Agreement, establish, adopt or materially amend any Company Employee Plan, (B) increase the compensation, benefits or remuneration, or pay any bonus or make any profit-sharing or similar payment to any of its present or former directors, officers, employees, or individual independent contractors; (C) loan or advance any money or other property to any of its present or former directors, officers, Company Employees or independent contractors; (D) grant any equity or equity-based awards; or (E) promote any current Company Employee;

(xvii) hire any employee or any independent contractor;

(xviii) other than Canadian income Tax Returns, file any material Tax Return more than 30 calendar days prior to its due date (after taking into account available extensions), settle or compromise any Tax claim or assessment, enter into or obtain any closing agreement or Tax ruling, consent to any extension or waiver of the limitation period applicable to Taxes, or make or change any material Tax election other than in the ordinary course of business;

(xix) commence or settle any material Legal Proceeding (other than any collection proceeding commenced by the Company relating to the Company’s ordinary course accounts receivable, and any Legal Proceeding brought by the Company against Parent relating to the enforcement of this Agreement);

(xx) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices;

(xxi) make, or agree or commit to make, any payment to any employee of any of the Acquired Companies that is contingent on the consummation of the Merger, conditioned on their approval of the Merger or their execution of any of the agreements or documents contemplated by this Agreement, or otherwise outside the ordinary course of business; or

(xxii) agree or commit to take any of the actions described in clauses “(i)” through “(xxi)” of this Section 4.2(b).

4.3 Notification. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the Company obtaining actual knowledge of any event or fact occurring or existing on or prior to the date of this Agreement that caused or constitutes an inaccuracy in or breach of any representation or warranty contained in Section 2; (ii) the Company obtaining actual knowledge of any event, condition, fact or circumstance occurring, arising or existing after the date of this Agreement that would cause or constitute an inaccuracy in or breach of any representation or warranty contained in Section 2 if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, and (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of the

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Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 (other than Sections 7.1 and 7.2) impossible or unlikely or that has had or would reasonably be expected to have or result in a Material Adverse Effect. Notwithstanding anything to the contrary contained herein, damages awarded for failure to comply with this covenant shall not be those attributable to such failure to comply, but shall be those attributable to the underlying matter that was the subject of the required notification (which claims shall not be made pursuant to this Section 4.3 but may be made as provided elsewhere in this Agreement), unless such failure to comply was willful.

4.4 No Negotiation. During the Pre-Closing Period, the Company shall ensure that neither the Acquired Companies nor any Representative of any of the Acquired Companies shall, directly or indirectly: (a) solicit, facilitate or knowingly encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction (other than to communicate that discussions cannot occur at this time); or (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction. The Company shall promptly notify Parent in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction (including the identity of the Person making or submitting such inquiry, proposal or offer, and the terms thereof, unless the disclosure of such identity would violate any confidentiality agreement by which the Company is bound as of the date of this Agreement) that is received by any of the Acquired Companies or any Representative of any of the Acquired Companies during the Pre-Closing Period.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Regulatory Approvals. Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Subject to Section 5.4(b), the Company and Parent shall: (a) respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with antitrust or related matters; (b) use commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under applicable antitrust laws as soon as practicable; and (c) use commercially reasonable efforts to resolve any objections which may be asserted by any Governmental Body with respect to the Merger under applicable antitrust laws. Subject to Section 5.4(b), in the event any Legal Proceeding is threatened or instituted by any Governmental Body challenging the Merger as violative of applicable antitrust laws, each of Parent and the Company shall use commercially reasonable efforts to avoid the institution of, or to resist or resolve, such Legal Proceeding.

5.2 Written Consents; Information Statement. Promptly prior to the signing of this Agreement, the Company shall seek to obtain (and shall file with the Secretary of the Company (with a copy to Parent) any so obtained) written consents evidencing the Required Merger Stockholder Vote approving the Merger and adopting this Agreement (a “Written

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Consent”). If there is any stockholder of the Company who does not execute a Written Consent within three (3) business days after the date of this Agreement, as promptly as practicable thereafter, the Company shall prepare an information statement accurately describing this Agreement, the Merger, the other Contemplated Transactions and the provisions of Section 262 of the DGCL (the “Information Statement”), and shall deliver the Information Statement to such stockholders for the purpose of informing them of the approval of the Merger and the adoption of this Agreement. The Information Statement, if one is required pursuant to the prior sentence, shall include, subject to the fiduciary duties of the board of directors of the Company, a statement to the effect that the board of directors of the Company unanimously recommends that the Company’s stockholders execute the Written Consent approving the Merger and adopting this Agreement. The Company hereby covenants to prepare the Information Statement in compliance with all applicable Legal Requirements, and that Information Statement (a) shall not contain any information that is false or misleading with respect to any material fact, and (b) shall not omit to state any material fact necessary in order to make the information contained in the Information Statement (in the light of the circumstances under which such information was provided) not false or misleading.

5.3 Public Announcements. During the Pre-Closing Period, the Company shall not (and the Company shall not permit any Subsidiary or any Representative of any of the Acquired Companies to) issue any press release or make any public statement regarding this Agreement, the Merger or any of the other Contemplated Transactions without the prior written consent of Parent.

5.4 Additional Agreements.

(a) Subject to Section 5.4(b), Parent, Merger Sub and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.4(b), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; and (ii) shall use commercially reasonable efforts prior to Closing to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract) by such party in connection with the Merger or any of the other Contemplated Transactions. Each of Parent and the Company shall promptly deliver to the other a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement or otherwise: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause the Company to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause the Company to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause the Company to license or otherwise make available to any Person any technology,

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software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause the Company to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of the Company; or (vi) to contest any Legal Proceeding relating to the Merger if Parent determines in good faith that contesting such Legal Proceeding is not advisable.

5.5 Commercially Reasonable Efforts. During the Pre-Closing Period, (a) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) subject to Section 5.4(b), Parent and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

5.6 Covenants Relating to Taxes.

(a) At the Closing: (i) the Company shall deliver to Parent pursuant to Section 1.1445-5(b)(4)(iii) of the United States Treasury Regulations a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations; and (ii) the Company shall file with the IRS the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

(b) The Parent, the Surviving Corporation and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and, upon the other party’s request, the provision of records and information which are reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parent and the Surviving Corporation, on the one hand, and the Effective Time Holders (to the extent they have any such records) on the other, agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body having jurisdiction over Taxes.

(c) The Parent, the Stockholders’ Representative and the Effective Time Holders further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(d) The Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date, including all Tax Returns of the Company for any Pre-Closing Tax Period (the “Pre-Closing Tax Returns”). For all such Pre-Closing Tax Returns, the Parent shall prepare or cause to be prepared such Pre-Closing Tax Returns in good faith and in accordance with all applicable Legal Requirements.

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(e) Other than Canadian income Tax Returns, Parent shall not amend any Tax Return in a manner that would materially increase the liability of the Holdback Participants pursuant to Section 9.2(a)(vi) without the Stockholders’ Representative’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

5.7 Directors and Officers Indemnification.

(a) Parent and Merger Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time in favor of the current or former directors and officers of the Acquired Companies (the “Covered Parties”) as provided in the Charter Documents in effect as of the date of this Agreement and the indemnification agreements identified on Part 2.10(a)(iv) shall survive the Merger and shall continue in full force and effect in accordance with their terms for at least six years following the Effective Time, and Parent shall cause the Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by applicable Legal Requirements.

(b) The Company shall obtain a six year “tail” policy (the “D&O Tail Policy”) under the Company’s existing directors’ and officers’ liability insurance policy (the cost of which shall be included in the calculation of Transaction Expenses, even if paid by the Company prior to the Effective Time) covering any Person who is now, or has been at any time prior to the date hereof a director, or officer of the Company and who are currently covered by the Company’s existing directors’ and officers’ liability insurance policies (the “D&O Indemnified Persons”) and Parent shall, or shall cause the Surviving Company to, take such actions as may be required to maintain such D&O Tail Policy;

(c) The covenants contained in this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the Covered Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a Covered Party is entitled, whether pursuant to law, contract or otherwise. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person to whom this Section 5.7 applies without the consent of such affected D&O Indemnified Person.

5.8 Financial Statement Reporting. The Parent shall report no portion of the Aggregate Transaction Value as attributable to any of the Noncompetition Agreements for financial statement reporting purposes or other filing with a Governmental Body except as required by GAAP or an applicable Legal Requirement.

5.9 Ancillary Agreements. At or prior to the Closing, each MIP Participant shall execute and deliver a Release in the form of Exhibit D (the “MIP Release”).

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

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6.1 Accuracy of Representations. Each of the sections of representations and warranties made by the Company in this Agreement (i) which contain a “Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties shall have been true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, and (ii) which do not contain such a qualification, shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date; provided, however, that for purposes of determining the accuracy of such representations and warranties any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

6.2 Performance of Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Stockholder Approval; Dissenting Shares. The Stockholder Approval shall have been executed by the required Merger Stockholder Vote, and a copy of the Stockholder Approval shall have been delivered to Parent, and no more than 5% of the Company Capital Stock shall constitute Dissenting Shares.

6.4 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

6.5 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) the Noncompetition Agreements, executed by the Key Employees; provided, however, that if any of the Persons listed on Schedule 6.5(a)(ii) have not signed Noncompetition Agreements as of such time that all other conditions set forth in Sections 6 and 7 of this Agreement have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), then this condition 6.5(a) shall automatically be deemed waived solely as to those Persons listed on Schedule 6.5(a)(ii);

(b) the MIP Releases, dated as of the Closing Date;

(c) the Closing Payment Certificate;

(d) a certificate, executed on behalf of the Company by an officer of the Company, certifying that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.7, 6.8 and 6.9 have been duly satisfied (the “Company Closing Certificate”); and

(e) written resignations of all officers and directors of each of the Acquired Companies, effective as of the Effective Time.

6.6 FIRPTA Compliance. The Company shall have delivered to the Parent the notification referred to in Section 5.6(a)(i), and the Company shall have filed with the IRS (or the Company shall have delivered to the Parent for filing with the IRS) the notification referred to in Section 5.6(a)(ii).

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6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.8 No Governmental Legal Proceedings. No Governmental Body shall have commenced or be a party to, or shall have threatened to commence or to become a party to, any Legal Proceeding: (a) seeking a material amount of damages in connection with the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Surviving Corporation; (c) challenging, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions; or (d) seeking to compel any of the Acquired Companies, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other Contemplated Transactions.

6.9 Payoff Letters. The Company shall have provided Parent with a duly executed letter of payoff from each holder of Indebtedness of any of the Acquired Companies and each Person to which Transaction Expenses are owed, as set forth in the Closing Payment Certificate, certifying and agreeing as to the amount of Indebtedness or Transaction Expenses owed, or expected to be owed and taken into account in the calculation of Aggregate Closing Transaction Value, to it that, if paid as specified in Section 1.12(a), will then have been paid in full with respect to the Indebtedness or the services related to such Transaction Expenses, each in form and substance reasonably satisfactory to Parent (the “Payoff Letters”).

6.10 Termination of Certain Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company’s board of directors shall have adopted resolutions, in a form reasonably satisfactory to Parent, terminating the Company Option Plan and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent timely provides written notice to the Company, no later than two (2) business days prior to the Closing Date, that such 401(k) plans shall not be terminated) (collectively, “Company 401(k) Plans”).

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made on the Closing Date; provided, however, that the condition set forth in this Section 7.1 shall be

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deemed to have been satisfied notwithstanding the existence of inaccuracies in such representations and warranties if the circumstances rendering such representations and warranties inaccurate have not had and would not reasonably be expected to have or result in a material adverse effect on Parent’s ability to consummate the Merger.

7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued against the Company by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Company and the Merger that makes consummation of the Merger by the Company illegal.

7.4 Stockholder Approval. The Merger shall have been duly approved and this Agreement shall have been duly adopted by the Required Merger Stockholder Vote.

SECTION 8. TERMINATION

8.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Parent and the Company authorized by their respective boards of directors at any time prior to the Closing;

(b) by either Parent, on the one hand, or the Company, on the other hand, if the Closing has not taken place on or before November 30, 2014 other than as a result of any failure on the part of such terminating party to comply with or perform any covenant or obligation of such terminating party set forth in this Agreement;

(c) by Parent if (i) any representation or warranty of the Company contained in this Agreement shall be inaccurate or shall have been breached as of the date of this Agreement, or shall have become inaccurate or shall be breached as of a date subsequent to the date of this Agreement, such that the conditions set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded), or (ii) any of the covenants or obligations of the Company contained in this Agreement shall have been breached in any material respect such that the conditions set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in or breach of any representation or warranty of the Company as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company through the use of commercially reasonable efforts during the 30-day period after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 8.1(c) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company, during the Company Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach;

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(d) by the Company if (i) any representation or warranty of Parent contained in this Agreement shall be inaccurate or shall have been breached as of the date of this Agreement, or shall have become inaccurate or shall be breached as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied, or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached in any material respect such that the conditions set forth in section 7.2 would not be satisfied; provided, however, that if an inaccuracy in or breach of any representation or warranty of Parent as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent through the use of commercially reasonable efforts during the 30-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 8.1(d) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent, during the Parent Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach;

(e) by either Parent, on the one hand, or the Company, on the other hand, if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(f) by Parent if the Required Merger Stockholder Votes are not obtained within one day after the date of this Agreement;

(g) by Parent, if any condition contained in Section 6 shall become incapable of fulfillment; or

(h) by the Company, if any condition contained in Section 7 shall become incapable of fulfillment.

8.2 Termination Procedures. If a party wishes to terminate this Agreement pursuant to Section 8.1, then such party shall deliver to the other parties to this Agreement a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement.

8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the Company or Parent shall be relieved of any obligation or liability arising from any willful breach by such party of any representation, warranty, covenant or other provision of this Agreement; (b) none of the Company or Parent shall be deemed to have waived any rights of specific performance of this Agreement, and (c) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 5.3 and Section 10.

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SECTION 9. INDEMNIFICATION

9.1 Survival of Representations, Etc.

(a) The representations, warranties, covenants and obligations of the Company made in and pursuant to this Agreement (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the certificates referred to in Sections 6.5(c) and 6.5(d)) shall survive the Closing. Notwithstanding the foregoing, but subject to Sections 9.1(b) and 9.1(f), all representations and warranties of the Company made in and pursuant to this Agreement, all covenants and obligations of the Company which were required by the terms hereof to be performed or complied with prior to the Closing, and all indemnification obligations pursuant to Sections 9.2(a)(vii), 9.2(a)(x) and 9.2(a)(xii) (as it relates to Legal Proceedings that give rise to indemnification claims by Parent under Sections 9.2(a)(vii) and 9.2(a)(x)) shall expire on the date that is twelve (12) months after the Closing Date (the “Designated Date”); provided, however, that if, at any time on or prior to the Designated Date, any Indemnitee delivers to the Stockholders’ Representative a Notice of Indemnification Claim (as defined in and pursuant to Section 9.8(a)) alleging the existence of an inaccuracy in or a breach of any of such representations, warranties, covenants or obligations, and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, or asserting a claim under Sections 9.2(a)(vii), 9.2(a)(x) or 9.2(a)(xii) (as it relates to Legal Proceedings that give rise to indemnification claims by Parent under Sections 9.2(a)(vii) and 9.2(a)(x)), then the claim asserted in such Notice of Indemnification Claim shall survive until such time as such claim is fully and finally resolved. All representations, warranties and pre-Closing covenants and obligations of Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations, warranties, pre-Closing covenants and obligations shall thereupon cease (except for the obligation to pay the Merger Consideration).

(b) Notwithstanding anything to the contrary contained in Section 9.1(a), but subject to Section 9.1(f), the Fundamental Representations shall survive the Effective Time and shall expire on the date that is 60 days after the expiration of the statute of limitations; provided, however, that if, at any time prior to the applicable expiration date, any Indemnitee delivers to the Stockholders’ Representative a Notice of Indemnification Claim pursuant to Section 9.8(a) alleging the existence of an inaccuracy in or a breach of any of such representations, warranties and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such Notice of Indemnification Claim shall survive until such time as such claim is fully and finally resolved.

(c) The representations, warranties, covenants and obligations of the Company and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives (it being understood that the representations and warranties of the Company are qualified by the disclosures set forth in the applicable parts or subparts of the Disclosure Schedule to the extent set forth therein).

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(d) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

(e) It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 9.1 is shorter or longer than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period or lengthened to the increased survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

(f) Notwithstanding anything to the contrary contained in Section 9.1(a) or Section 9.1(b), the limitations set forth in Section 9.1(a) and Section 9.1(b) shall not apply in the case of claims based upon fraud.

9.2 Indemnification.

(a) From and after the Effective Time (but subject to Section 9.1 and Section 9.3), and subject to the other provisions of this Section 9, the Indemnitees shall be entitled to be held harmless, indemnified, compensated and reimbursed by the Effective Time Holders and the MIP Participants (the “Holdback Participants”) (first, in all cases, except for items described in Section 9.2(a)(xi), by offset against the Indemnity Holdback Amount to the extent of such amount, and in the case of the items described in Section 9.2(a)(xi), first by offset against the Pegatron Holdback Amount, and second by offset against the Indemnity Holdback Amount) on a several and not joint basis (in accordance with their respective Pro Rata Shares) for any Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees have otherwise become subject (regardless of whether or not such Damages relate to any third-party claim), to the extent that such Damages arise from or as a result of:

(i) any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement as of the date of this Agreement (without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(ii) any inaccuracy in or breach of any representation or warranty set forth in this Agreement or any other certificate (including the Company Closing Certificate) delivered by or on behalf of the Company pursuant to this Agreement as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(iii) any breach of any covenant or obligation of the Company which is to be performed or complied with on or prior to Closing;

(iv) any inaccuracy in the Closing Payment Certificate or attachments thereto;

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(v) the exercise by any stockholder of the Company of such stockholder’s appraisal rights under the DGCL or dissenters rights, if applicable, under the CCC, but only to the extent that such Damages are required to be paid to the stockholder and exceed the amount that such stockholder would have received pursuant to this Agreement had appraisal and/or dissenters rights not been exercised;

(vi) except to the extent taken into account in determining the Aggregate Closing Transaction Value, any Pre-Closing Taxes;

(vii) any claim for indemnification by a current or former director, officer, employee, or agent of the Company arising out of facts or circumstances existing on or prior to the Closing (including claims or actions arising out of the authorization, execution and delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby);

(viii) any claims or actions by Persons who are or were securityholders of the Company, in their capacities as securityholders, whether against the Company, Parent or any other Indemnitee, arising out of facts or circumstances existing on or prior to the Closing (including claims or actions arising out of the authorization, execution and delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby);

(ix) any fraud by the Company in connection with this Agreement or the transactions contemplated hereby;

(x) any claims arising from the misclassification of an employee of any of the Acquired Companies prior to Closing as exempt, rather than non-exempt, under the Fair Labor Standards Act or any comparable state law requirement, disregarding any disclosure made in the Disclosure Schedule;

(xi) any matters described in Part 2.10(d) of the Disclosure Schedule (including reasonable out-of-pocket legal and other costs associated with such matters); and

(xii) the reasonable out-of-pocket costs of defense of any Legal Proceeding that constitutes a Third Party Claim relating to any breach or alleged breach of the type referred to in clauses “(i)” through “(x)” above that is settled in accordance with the provisions of this Section 9, where the allegations contained in such Legal Proceeding would, based on the facts and circumstances existing at the time of the allegations and the merits of such allegations, be reasonably expected to evidence a breach or indemnification obligation of the type referred to in clause “(i)” through “(x)”.

(b) The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach (it being understood that any Damages suffered or incurred by the Surviving Corporation shall be recoverable under this Section 9 by either Parent or the Surviving Corporation, but not both of them).

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9.3 Certain Limitations.

(a) Subject to Section 9.3(b) and 9.3(c), the Indemnitees shall not be entitled to recover any Damages pursuant to Section 9.2(a)(i), Section 9.2(a)(ii) and Section 9.2(a)(xii) (as it relates to Legal Proceedings that give rise to indemnification claims by Parent under Sections 9.2(a)(i) and 9.2(a)(ii)) for any inaccuracy in or breach of any representation or warranty of the Company until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds, without duplication, $60,000 in the aggregate (the “Threshold Amount”). At such time as the cumulative amount of such Damages exceeds the Threshold Amount in the aggregate, the Indemnitees shall be entitled to recover the entire amount of such Damages, including the initial Threshold Amount.

(b) Subject to Section 9.3(c), offset against the Indemnity Holdback Amount shall be the Indemnitees’ exclusive source after the Effective Time for any Damages which are indemnifiable pursuant to Sections 9.2(a)(i), 9.2(a)(ii), 9.2(a)(vii), 9.2(a)(x) and 9.2(a)(xii) (as it relates to Legal Proceedings that give rise to indemnification claims by Parent under Sections 9.2(a)(i), 9.2(a)(ii), 9.2(a)(vii) or 9.2(a)(x)). Subject to Section 9.3(c) and Section 9.6, the aggregate maximum liability for claims for Damages arising from any inaccuracy in or breach of any representation or warranty of the Company set forth in Section 2.9 (Intellectual Property) shall not exceed $3,600,000 inclusive of the Indemnity Holdback Amount.

(c) Notwithstanding anything to the contrary herein, the limitations set forth in Section 9.3(a) and 9.3(b) shall not apply to claims pursuant to Sections 9.2(a)(i) or 9.2(a)(ii) with respect to the Fundamental Representations (or 9.2(a)(xii) to the extent related to such Section 9.2(a)(i) or 9.2(a)(ii) Fundamental Representation claim), in the event of any claim pursuant to any of clauses “(iii)” through “(xi)” (except as noted in Sections 9.3(a) or 9.3(b)) of Section 9.2(a), or in the case of a claim made pursuant to Sections 9.2(a)(i) or 9.2(a)(ii) involving fraud. Subject to Sections 9.3(g) and 9.6, any indemnification claims pursuant to Section 9.2 for which the limitations set forth in Section 9.3(b) do not apply may be made directly against the Holdback Participants on a several and not joint basis (with liability for such claims determined based on their respective Pro Rata Shares). Each Holdback Participant’s aggregate maximum liability for all claims for Damages pursuant to this Agreement shall be limited to the Aggregate Transaction Value actually received by such Holdback Participant, except that the liability of any Holdback Participant shall not be so limited with respect to any Damages arising from fraud committed by such Holdback Participant.

(d) Each Holdback Participant waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Merger Sub or the Company in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or any other agreement or document delivered to Parent in connection with this Agreement, except in connection with an Affiliate of such Holdback Participant’s service as a director of the Company.

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(e) Any indemnification pursuant to this Agreement with respect to either: (i) a breach of a representation or warranty set forth in Section 2.14, other than with respect to a breach of any representation or warranty set forth in Sections 2.14(f), (g), (h), (i), (k), (l) and (n); or (ii) Taxes due to a breach of a representation or warranty in Article 2, other than with respect to a breach of any representation or warranty set forth Section 2.14, shall be limited to unpaid Pre-Closing Taxes less amounts taken into account in determining the Aggregate Closing Transaction Value.

(f) Other Limitations.

(i) The amount of any Damages for which indemnification is provided under this Section 9 shall be net of any amounts actually recovered by the Indemnitee under insurance policies with respect to such Damages (net of any costs to recover such insurance payments and the costs of any increased premiums to the extent resulting therefrom); provided, that neither Parent nor the Surviving Company shall have any obligation to take any action to obtain such insurance recovery amounts.

(ii) To the extent required by applicable Legal Requirements, the Indemnitee shall act in good faith and a commercially reasonable manner to mitigate any Damages they may pay, incur, suffer or sustain for which indemnification is available hereunder.

(iii) No Indemnitee shall be entitled to double recovery for any adjustments to consideration provided for hereunder or for any indemnifiable Damages even though such Damages may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement.

(g) Pegatron Holdback Amount. Notwithstanding any other provision of this Section 9, offset against the Pegatron Holdback Amount shall be the Indemnitees’ first source of recovery after the Effective Time for any Damages which are indemnifiable pursuant to Section 9.2(a)(xi). After the Pegatron Holdback Amount is exhausted, offset against the Indemnity Holdback Amount shall be the Indemnitees’ second and exclusive source of recovery after the Effective Time for any Damages which are indemnifiable pursuant to Section 9.2(a)(xi).

9.4 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) (a “Third Party Claim”) with respect to which any Indemnitee is reasonably likely to be entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Section 9: (a) Parent shall notify the Stockholders’ Representative promptly after Parent receives written notice of such claim or Legal Proceeding (it being understood that any failure by Parent to so promptly notify the Stockholders’ Representative shall have no effect on an Indemnitee’s ability to recover Damages pursuant to this Section 9, except to the extent that the defense of such claim or Legal Proceeding is prejudiced thereby); and (b) Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably acceptable to the Stockholders’

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Representative. If Parent so proceeds with the defense of any such claim or Legal Proceeding: (i) the Stockholders’ Representative shall use commercially reasonable efforts to make available to Parent any documents and materials that Parent determines in good faith may be necessary to the defense of such claim or Legal Proceeding; and (ii) Parent shall not settle, adjust or compromise such claim or Legal Proceeding without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld or delayed). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholders’ Representative shall (at the sole expense of the Holdback Participants) proceed with the defense of such claim or Legal Proceeding with counsel reasonably acceptable to Parent; provided, however, that the Stockholders’ Representative may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained herein, no settlement of any claim or Legal Proceeding without the Stockholders’ Representative’s consent shall be determinative of the existence or amount of any Damages unless the Stockholders’ Representative’s consent was unreasonably withheld or delayed.

9.5 Exclusive Remedy. The remedies of this Section 9 shall be the exclusive remedies of the Indemnitees with respect to any and all matters set forth in or related to this Agreement and the transactions contemplated hereby that arise after the Effective Time, except for the remedies of specific performance, injunctive relief or other equitable remedy to the extent permitted hereunder. Notwithstanding the foregoing, no Indemnitee shall be deemed to have waived any rights, claims, causes of actions or remedies (A) against a party in the event of fraud or intentional misrepresentation committed by such party or (B) under any other transaction documents referred to herein.

9.6 Order of Recourse; Setoff.

(a) Except in the case of claims for fraud against the Holdback Participant committing such fraud, the Indemnitees shall first seek recovery of Damages from the Indemnity Holdback Amount with respect to all claims under Section 9.2(a), except that claims under Section 9.2(a)(xi) shall be treated as described in Section 9.6(b) below, and only if the Indemnity Holdback Amount is insufficient to satisfy any portion of the Damages under a claim may the Indemnitees, subject to the limitations in Section 9.3, be entitled to recover any portion of Damages directly from the Holdback Participants. Subject to the other provisions of this Section 9, including the preceding sentence, in addition to any rights of setoff or other similar rights that Parent or any of the other Indemnitees may have at common law or otherwise, Parent shall have the right to withhold and deduct any sum that has been finally determined to be indemnifiable under Section 9.2(a) from any payment otherwise payable by any Indemnitee to the applicable Holdback Participant(s). Parent may retain from the Indemnity Holdback Amount the aggregate amount that is reasonably necessary to satisfy indemnification claims under this Section 9 that have not been finally resolved until such time as such indemnification claim is finally resolved.

(b) With respect to claims under Section 9.2(a)(xi), the Indemnitees shall first seek recovery of Damages from the Pegatron Holdback Amount, and only if and after the Pegatron Holdback Amount is exhausted, shall seek recovery of Damages from the Indemnity Holdback Amount.

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9.7 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

9.8 Indemnification Claims; Holdback Amount Disbursements.

(a) If any Indemnitee has incurred or suffered, or reasonably believes that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Section9, Parent may deliver a notice to the Stockholders’ Representative (any such notice being referred to as a “Notice of Indemnification Claim,” and the claim for indemnification, compensation and reimbursement described in such Notice of Indemnification Claim being referred to as an “indemnification claim”), which shall (i) state that such Indemnitee believes that that there is or has been an inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed under this Section 9, (ii) contain a description, in reasonable detail (based on information available or known as of such time), of the representations, warranties and covenants that are purportedly to have been inaccurate or breached and circumstances supporting such Indemnitee’s belief that there is or has been such an inaccuracy or breach or that such Indemnitee may otherwise be entitled to be held harmless, indemnified, compensated or reimbursed under this Section 9, and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy, breach or other matter referred to in such notice (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”). The delivery of a Notice of Indemnification Claim pursuant to this Section 9.8(a) shall toll, for the sole purpose of such claim, any applicable statute of limitations until the indemnification claim contained therein is fully and finally resolved.

(b) During the 30-day period commencing upon the delivery by Parent to the Stockholders’ Representative of a Notice of Indemnification Claim (the “Dispute Period”), the Stockholders’ Representative shall deliver to Parent a written response (the “Response Notice”) in which the Stockholders’ Representative: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnitee. Any part of the Claimed Amount that is not agreed by the Stockholders’ Representative to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Stockholders’ Representative asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) shall be referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not received by Parent prior to the expiration of the Dispute Period, then the Stockholders’ Representative shall be conclusively and irrevocably deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.

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(c) If the Stockholders’ Representative delivers a Response Notice to Parent agreeing that the full Claimed Amount is owed to the Indemnitee, or if the Stockholders’ Representative does not deliver a Response Notice to Parent during the Dispute Period, then, within three business days following the earlier of the delivery of such Response Notice to Parent or the expiration of the Dispute Period, Parent shall be entitled to set off all of the Claimed Amount against the Indemnity Holdback Amount or the Holdback Amount, in accordance with Section 9.6(a) and Section 9.6(b), respectively, and retain such amount. To the extent the Claimed Amount exceeds the amount then remaining of the Indemnity Holdback Amount, but subject to the limitations in Sections 9.3 and 9.6, the Holdback Participants shall pay the such excess amount to Parent (for the benefit of the Indemnitee) within 10 business days following receipt of a notice provided to them by the Stockholders’ Representative (which notice shall be provided by the Stockholders’ Representative promptly, and in any event within 5 business days following the end of the Dispute Period) advising them of their respective Pro Rata Shares of the amount owed.

(d) If the Stockholders’ Representative delivers a Response Notice to Parent during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then Parent shall be entitled to set off the Agreed Amount against the Indemnity Holdback Amount or Holdback Amount, in accordance with Section 9.6(a) and Section 9.6(b), respectively, and retain such amount. To the extent the Agreed Amount exceeds the amount then remaining of the Indemnity Holdback Amount, but subject to the limitations in Sections 9.3 and 9.6, the Holdback Participants shall pay such excess amount to Parent (for the benefit of the Indemnitee) within 10 business days following receipt of a notice provided to them by the Stockholders’ Representative (which notice shall be provided by the Stockholders’ Representative promptly, and in any event within 5 business days following the end of the Dispute Period) advising them of their respective Pro Rata Shares of the amount owed.

(e) If the Stockholders’ Representative delivers a Response Notice to the Indemnitee during the Dispute Period indicating that there is a Contested Amount, the Stockholders’ Representative and Parent shall attempt in good faith to resolve the dispute related to the Contested Amount. If Parent and the Stockholders’ Representative resolve such dispute in writing, then their resolution of such dispute shall be binding on the Stockholders’ Representative, the Holdback Participants and the Indemnitee and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by Parent and the Stockholders’ Representative. Upon the execution of such settlement agreement, Parent shall be entitled to set off the Stipulated Amount against the Indemnity Holdback Amount or Holdback Amount, in accordance with Section 9.6(a) and Section 9.6(b), respectively, and retain such amount. To the extent the Stipulated Amount exceeds the amount then remaining of the Indemnity Holdback Amount, but subject to the limitations in Sections 9.3 and 9.6, the Holdback Participants shall pay the such excess amount to Parent (for the benefit of the Indemnitee) within 10 business days following receipt of a notice provided to them by the Stockholders’ Representative (which notice shall be provided by the Stockholders’ Representative promptly, and in any event within 5 business days following the end of the Dispute Period) advising them of their respective Pro Rata Shares of the amount owed.

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(f) If the Stockholders’ Representative and Parent are unable to resolve the dispute relating to any Contested Amount during the 30-day period commencing upon the delivery of the Response Notice to Parent, then either Parent or the Stockholders’ Representative may submit the Contested Amount to binding arbitration in Santa Clara County, California in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect, and such Rules and Procedures shall govern the Arbitration. Arbitration will be conducted by one arbitrator, mutually selected by Parent and the Stockholders’ Representative; provided, however, that if Parent and the Stockholders’ Representative fail to mutually select an arbitrator within 15 business days after the contested portion of the indemnification claim is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within seventy-five (75) days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within fifteen (15) days after the conclusion of the arbitration hearing. The arbitrator’s authority shall be confined to: (i) whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of the Contested Amount the Indemnitee is entitled to recover, if any; and (ii) whether the prevailing party to the arbitration shall be awarded all or a portion of its attorneys’ fees and other expenses relating to the arbitration. The Indemnitee shall be the prevailing party if it is awarded more than 50% of the Contested Amount; otherwise the Stockholders’ Representative shall be the prevailing party. Any portion of the Contested Amount not awarded to the Indemnitee shall, if after the Designated Date, and subject to reserve for any other indemnification claims as permitted by Section 9.8(g), immediately be released to the Holdback Participants. The final decision of the arbitrator shall include the dollar amount of the award to the Indemnitee, if any (the “Award Amount”), and shall be furnished to the Parent, Stockholders’ Representative and the Indemnitee in writing, shall constitute a conclusive determination of the issues in question, binding upon the Stockholders’ Representative, the Non-Dissenting Stockholders and the Indemnitee. Upon the receipt of the final award of the arbitrator setting forth the Award Amount, Parent shall be entitled to set off the Award Amount against the Indemnity Holdback Amount or Holdback Amount, in accordance with Section 9.6(a) and Section 9.6(b), respectively, and retain such amount, the remainder shall immediately be released to the Holdback Participants. To the extent the Award Amount exceeds the amount then remaining of the Indemnity Holdback Amount or Holdback Amount, as applicable, but subject to the limitations in Section 9.3, the Holdback Participants shall pay the such excess amount to the Indemnitee within 10 business days following receipt of a notice provided to them by the Stockholders’ Representative (which notice shall be provided by the Stockholders’ Representative promptly, and in any event within 5 business days following the end of the Dispute Period) advising them of their respective Pro Rata Shares of the amount owed.

(g) Except as otherwise provided in Section 9.8(h), any portion of the Holdback Amount remaining as of the Designated Date, subject to reserve for any indemnification claims timely submitted by the Indemnitees in accordance with this Section 9 on or prior to the Designated Date, and to the extent permitted by Section 9.6, shall be released to the Holdback Participants and Parent shall release to each Holdback Participant, by wire transfer of immediately available funds, to such accounts designated in writing by each such Holdback Participant, an amount equal to, less any applicable withholding, the Holdback Participant’s Pro Rata Share of any funds released from the Holdback Amount; provided, however, in the case of

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payments to employees or former employees of the Company for which employment tax withholding is required, such portions of the Holdback Amount shall be delivered to Parent or the Surviving Company and paid through Parent’s or the Surviving Company’s payroll processing service or system.

(h) Parent shall use commercially reasonable efforts to resolve the matters described in Part 2.10(d) of the Disclosure Schedule with Pegatron Corporation as promptly as possible following the Closing Date and shall inform the Stockholders’ Representative of material developments in the resolution of such matter. If Parent proposes a settlement or other resolution of such matter, the Stockholders’ Representative shall not unreasonably withhold or delay its consent to such settlement or other resolution. No settlement or other resolution of such matter without the Stockholders’ Representative’s consent shall be determinative of the existence or amount of any Damages unless the Stockholders’ Representative’s consent was unreasonably withheld or delayed. The Pegatron Holdback Amount shall be released, within one business day of the earlier of (A) the final resolution with Pegatron Corporation of the matters described in Part 2.10(d) of the Disclosure Schedule and (B) the Designated Date, to the Holdback Participants. Parent shall release to each Holdback Participant, by wire transfer of immediately available funds, to such accounts designated in writing by each such Holdback Participant, an amount equal to, less any applicable tax withholding, the Holdback Participant’s Pro Rata Share of any funds released from the Pegatron Holdback Amount; provided, however, in the case of payments to employees or former employees of the Company for which employment tax withholding is required, such portions of the Pegatron Holdback Amount shall be delivered to Parent or the Surviving Company and paid through Parent’s or the Surviving Company’s payroll processing service or system.

9.9 Purchase Price Adjustment. The parties agree that any amounts paid to any Indemnitee pursuant to this Section 9 shall, to the extent permitted pursuant to applicable Legal Requirements, be treated as an adjustment to the Aggregate Transaction Value for U.S. federal income Tax purposes.

SECTION 10. MISCELLANEOUS PROVISIONS

10.1 Stockholders’ Representative.

(a) Each Holdback Participant (by virtue of such Holdback Participant’s approval of the Merger and the adoption of this Agreement, acceptance of payment of any consideration in respect of the Merger as contemplated herein, and/or execution and delivery of a Letter of Transmittal) hereby irrevocably nominates, constitutes and appoints Fortis Advisors LLC as the exclusive agent and true and lawful attorney-in-fact of the Holdback Participants (the “Stockholders’ Representative”), with full power of substitution, to act in the name, place and stead of the Holdback Participants for purposes of executing any documents and taking any actions that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in all matters relating to or arising out of this Agreement, including in connection with any claim for indemnification, compensation or reimbursement under Section 9. Fortis Advisors LLC hereby accepts its appointment as the Stockholders’ Representative.

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(b) Each Holdback Participant (by virtue of such Holdback Participant’s approval of the Merger and the adoption of this Agreement, acceptance of payment of any consideration in respect of the Merger as contemplated herein, and/or execution and delivery of a Letter of Transmittal or MIP Release) hereby grants to the Stockholders’ Representative full power and authority to execute, deliver, acknowledge, certify and file on behalf of the Holdback Participants (in the name and on behalf of any or all of the Holdback Participants) any and all documents that the Stockholders’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Section 10.1. Without limiting the generality of the foregoing, the Stockholders’ Representative will have authority, on behalf of the Holdback Participants, (i) to give and receive notices and communications, (ii) to authorize set off by the Indemnitees of amounts from the Holdback Amount in satisfaction of indemnification claims hereunder, (iii) to object to any claim for indemnification hereunder, (iv) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims and any other claims arising pursuant to this Agreement, (v) to defend any claims or Legal Proceedings brought by any third parties, and (vi) to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. Notwithstanding the foregoing, the Stockholders’ Representative shall have no obligation to act on behalf of the Holdback Participants, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Stockholders’ Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule that the Stockholders’ Representative is not a party to. The Stockholders’ Representative shall be entitled to: (i) rely upon the Payment Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Holdback Participant or other party. Notwithstanding anything to the contrary contained in this Agreement, in any Transaction Document or in any other Contract executed in connection with the Contemplated Transactions, each Indemnitee shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to Section 9, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed on behalf of any Holdback Participant by the Stockholders’ Representative, and on any other action taken on behalf of any Holdback Participant by the Stockholders’ Representative, as fully binding upon such Holdback Participant. Each Holdback Participant (i) agrees that all actions taken by the Stockholders’ Representative under this Agreement shall be binding upon such Holdback Participant and such Holdback Participant’s successors as if expressly confirmed and ratified in writing by such Holdback Participant, and (ii) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Stockholders’ Representative taken in good faith under this Agreement.

(c) The power of attorney granted in Section 10.1(a) and the powers, immunities and rights to indemnification granted to the Stockholders’ Representative and the Advisory Group hereunder: (i) are coupled with an interest and irrevocable; (ii) may be delegated by the Stockholders’ Representative; (iii) shall survive the dissolution, death, bankruptcy, liquidation or incapacity of each of the Holdback Participants and shall be binding on any successor thereto; and (iv) shall survive the delivery of an assignment by any Holdback Participant of the whole or any fraction of his, her or its interest in the Holdback Amount.

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(d) Certain Holdback Participants have entered into a letter agreement with the Stockholders’ Representative to provide direction to the Stockholders’ Representative in connection with the performance of its services under this Agreement (such Holdback Participants, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). In dealing with this Agreement and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Representative under this Agreement, (i) neither the Stockholders’ Representative (together with its members, managers, directors, officers, contractors, agents and employees) nor any member of the Advisory Group (collectively, the “Stockholders’ Representative Group”) shall assume or incur any responsibility or liability to any Holdback Participant by reason of any error in judgment or other act or failure to act in connection with this Agreement, the Transaction Documents or any other Contract executed in connection with the Contemplated Transactions, except for any act or failure to act which represents gross negligence, willful misconduct or bad faith, and (ii) the Stockholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or failure to act on the part of the Stockholders’ Representative pursuant to such advice shall not subject the Stockholders’ Representative to liability to any Holdback Participant. The Holdback Participants shall jointly and severally indemnify, defend and hold harmless the Stockholders’ Representative Group and hold it harmless against and from any Tax, loss, liability, claim, damage, fee, cost, fine, judgment amount paid in settlement or expense (including attorneys’ or other skilled professionals’ fees reasonably incurred or suffered as a result of the performance of its duties under this Agreement, the Transaction Documents, or any other Contract executed in connection with the Contemplated Transactions and in connection with seeking recovery from insurers) (collectively, the “Stockholders’ Representative Expenses”) incurred without gross negligence, willful misconduct or bad faith on its part and arising out of or in connection with the acceptance or administration of its duties hereunder. In no event shall Parent or any of the other Indemnitees be liable for any such loss, liability or expense. Such Stockholders’ Representative Expenses may be recovered first, from the Expense Fund, second, from any distribution of the Indemnity Holdback Amount otherwise distributable to the Holdback Participants at the time of distribution, and third, directly from the Holdback Participants.

(e) Upon thirty (30) days’ prior written notice to Parent, the Stockholders’ Representative shall have the right to resign in its sole discretion for any reason. If the Stockholders’ Representative shall resign or otherwise become unable to fulfill its responsibilities under this Section 10.1 or cease to function in its capacity as Stockholders’ Representative for any reason whatsoever, then the Holdback Participants shall, within thirty (30) days thereof, appoint a successor and, promptly thereafter, shall notify Parent of the identity of such successor. In any event, the Stockholders’ Representative shall continue to have all rights to indemnification provided in Section 10.1(d). Any such successor shall become the “Stockholders’ Representative” for purposes of this Agreement, including Section 9 and this Section 10.1. If for any reason there is no Stockholders’ Representative at any time, all references herein to the Stockholders’ Representative shall be deemed to refer to the Holdback Participants.

(f) The Holdback Participants acknowledge that the Stockholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any

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financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties. All expenses incurred by the Stockholders’ Representative in connection with the performance of his duties as Stockholders’ Representative shall be borne and paid exclusively by the Holdback Participants. All of the indemnities and immunities granted to the Stockholders’ Representative Group under this Agreement shall survive the resignation or removal of the Stockholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement.

(g) Upon the Closing, the Company will wire (i) to a segregated client bank account maintained by the Stockholders’ Representative, an amount equal to $150,000 (the “Expense Fund”), and each Holdback Participant shall be deemed to have contributed its Pro Rata Share of the Expense Fund. The Stockholders’ Representative shall hold the Expense Fund in accordance with this Agreement on behalf of the Holdback Participants as a fund which will be used for the purposes of paying directly, or reimbursing the Stockholders’ Representative for, any Stockholders’ Representative Expenses or other third party expenses pursuant to this Agreement. The Holdback Participants will not receive any interest or earnings on the Expense Fund. The Stockholders’ Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence, willful misconduct or bad faith. The Stockholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Stockholders’ Representative is not providing any investment supervision, recommendations or advice. Contemporaneously with or as soon as practicable following the release in full of the Holdback Amount, the Stockholders’ Representative will distribute the balance of the Expense Fund to the Holdback Participants in accordance with their Pro Rata Share, except in the case of payments to employees or former employees of the Company for which employment tax withholding is required, which such amounts shall be delivered to Parent or the Surviving Company and paid through Parent’s or the Surviving Company’s payroll processing service or system. The parties agree that the Stockholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations hereunder. Any portion of the Expense Fund that remains undeliverable or unclaimed after six months of the initial delivery attempt shall be handled in the same manner as other unclaimed funds. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Holdback Participants at the time of Closing.

10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions.

10.3 Fees and Expenses. Except as otherwise provided in this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees, accounting fees and investment banking fees) that have been incurred or that are incurred by or on behalf of such party in connection with the Contemplated Transactions.

10.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly

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delivered, given and received to the mailing address, facsimile telephone number and/or e-mail address set forth beneath the name of such party below (or to such other mailing address, facsimile telephone number and/or e-mail address as such party shall have specified in a written notice given to the other parties hereto), if such notice or other communication is delivered and sent (i) by personal delivery, (ii) by facsimile or email transmission with written confirmation of receipt (provided that any notice sent to Parent via email transmission must also be sent via facsimile transmission), (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five (5) business days after the date such notice is deposited in the United States mail. Any notice given in the manner described in clauses (i), (ii) and (iii) of the first sentence of this Section 10.4 shall be deemed given upon the actual date of such delivery:

if to Parent:

Rovi Corporation

2830 De La Cruz Blvd.

Santa Clara, CA 95050

Attention: General Counsel

Facsimile: (408) 567-1807

E-mail: legal@rovicorp.com

Telephone: (408) 562-8514

with a copy (which shall not constitute notice) to:

Cooley LLP

3000 El Camino Real

Palo Alto, California 94306

Attention: Jon Gavenman and Jennifer Fonner Fitchen

Facsimile: (650) 618-0387

E-mail: jgavenman@cooley.com and jfitchen@cooley.com

Telephone: Jon Gavenman: (650) 843-5055 and

Jennifer Fonner Fitchen: (650) 843-5102

if to the Company, prior to the Effective Time:

Fanhattan, Inc.

489 S. El Camino Real

San Mateo, CA 94402

Attention: Laura Tunberg

E-mail: ltunberg@fan.tv

Telephone: (310) 415-0330

with a copy (which shall not constitute notice) to:

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Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention: Lawrence M. Chu

Facsimile: (650) 853-1038

Email: lawchu@goodwinprocter.com

Telephone: (650) 752-3223

if to the Stockholders’ Representative:

Fortis Advisors LLC

Attention: Notice Department

Facsimile: (858) 408-1843

Email: notices@fortisrep.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention: Lawrence M. Chu

Facsimile: (650) 853-1038

Email: lawchu@goodwinprocter.com

Telephone: (650) 752-3223

10.5 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.6 Counterparts and Exchanges by Facsimile Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile transmission or electronic mail (including .pdf) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.7 Governing Law.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Except as otherwise provided in Section 9.8, any action, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in any state or federal court located in the State of Delaware. Each party to this Agreement: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or proceeding commenced in any state or federal court

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located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and (iv) waives such party’s right to trial by jury.

10.8 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); Merger Sub and its successors and assigns (if any); and the Stockholders’ Representative and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; the other Indemnitees; the Stockholders’ Representative; and the respective successors and assigns (if any) of the foregoing. Except as otherwise provided in this Agreement, Parent shall not, without the prior written consent of the Stockholders’ Representative, and the Company shall not, without the prior written consent of Parent, assign or delegate any or all of its or his rights or obligations under this Agreement (including indemnification rights and obligations under Section 9), in whole or in part, to any other Person, and any attempted assignment or delegation without such prior written consent shall be void and of no force or effect; provided, however, that Parent may assign its rights and obligations under this Agreement pursuant to any merger or otherwise by operation by law without the prior written consent of the Stockholders’ Representative.

10.9 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) an Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties agree that no party shall be required to provide any bond or other security in connection with any such Order or in connection with any related Legal Proceeding.

10.10 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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10.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto; provided, however, that (a) any such amendment, modification, alteration or supplement adopted or entered into prior to the Effective Time must be duly authorized by the respective boards of directors of each of the Company and Merger Sub, and (b) unless any required approval of the stockholders of the Company is obtained, no amendment, modification, alteration or supplement shall (i) alter or change the amount or kind of consideration to be received in exchange for or on conversion of all or any shares of any class of Company Common Stock, Company Preferred Stock or any shares of Merger Sub, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of shares of any class of Company Common Stock, Company Preferred Stock or the holder of shares of Merger Sub.

10.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.13 Parties in Interest. Except for the provisions of Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.14 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Non-Disclosure Agreement, shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Effective Time; or (b) the date on which such agreement is terminated or expires in accordance with its terms.

10.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

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(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement and in Exhibit A and the Schedules to this Agreement, unless the context requires otherwise, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (ii) the words “hereof,” “herein” and “herewith” and words of similar import, shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion of the scope of any term or provision of this Agreement.

(e) References to any Person include the successors and permitted assigns of such Person.

(f) Except as otherwise indicated, (i) all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, and (ii) all references in this Agreement to dollar amounts are intended to refer to U.S. dollars.

(g) Dollar thresholds shall not be indicative of what is material or create any standard with respect to any determination of Material Adverse Effect.

10.16 Waiver of Other Representations; Disclaimer. Parent acknowledges, on behalf of itself and the other Indemnitees, that (a) none of the Company nor any other Person has made any representation or warranty, expressed or implied, as to the Acquired Companies, the accuracy or completeness of any information regarding the Acquired Companies furnished or made available to Parent, Merger Sub and their Representatives, or any other matter related to the transactions contemplated herein, except as expressly set forth in this Agreement, and (b) none of the Indemnitees have relied on any representation or warranty from the Company or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement.

10.17 Privileged Information; Conflicts.

(a) Parent, for itself, Merger Sub, the Company and each of their respective successors and assigns, hereby irrevocably acknowledges and agrees that all attorney client privileged communications concerning the negotiation, preparation, execution and delivery of this Agreement and the transactions contemplated hereby between the Holdback Participants, the Company and their respective counsel, including Goodwin Procter LLP and Cooley LLP, shall continue after the Closing to maintain status as attorney client privileged communications. In the event of any actual or potential dispute, including any litigation, arbitration or other adversarial proceeding (a “Dispute”) between Parent or any of the other Indemnitees on the one hand, and the Holdback Participants or the Stockholders’ Representative, on the other hand, neither Parent, Merger Sub nor any Person purporting to act on behalf of or through Parent or Merger Sub may

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claim that such attorney client communications are discoverable or subject to any waiver of the privilege as a consequence of Parent’s acquisition of the Company. The Holdback Participants or the Stockholders’ Representative may, however, choose to waive the privilege in their sole discretion.

(b) Notwithstanding that the Company has been represented by Goodwin Procter LLP in the preparation, negotiation and execution of this Agreement, the Company agrees that after the Closing, Goodwin Procter LLP may represent the Stockholders’ Representative, the Holdback Participants and/or their Affiliates in matters related to this Agreement, including without limitation in respect of any indemnification claims pursuant hereto. The Company hereby acknowledges, on behalf of itself and its Affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

ROVI CORPORATION,

a Delaware corporation

By:	/s/ Peter Halt

Name:	Peter Halt

Title:	Authorized Signatory

FIRESTONE ACQUISITION CORP. a Delaware corporation

By:	/s/ Pamela Sergeeff

Name:	Pamela Sergeeff

Title:	Authorized Signatory

FANHATTAN, INC. a Delaware corporation

By:	/s/ Gilles BianRosa

Name:	Gilles BianRosa

Title:	CEO

FORTIS ADVISORS LLC, as Stockholders’ Representative

By:	/s/ Ryan Simkin

Name:	Ryan Simkin

Title:	Managing Director

MERGER AGREEMENT SIGNATURE PAGE

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and the Disclosure Schedule):

“Acquired Companies” shall mean the Company and its Subsidiary.

“Acquisition Transaction” shall mean any transaction involving: (a) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of the Company; (b) except as permitted by Section 4.2, the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than Company Common Stock issued to Company Employees upon exercise of Company Options in routine transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company.

“Affiliate” means with respect to any specified Person, (i) any other Person that, directly or indirectly through one or more entities, Controls, is Controlled by, or is under common Control with, such specified Person; or (ii) any director, officer, general partner, managing member or trustee of such specified Person.

“Aggregate Closing Transaction Value” shall have the meaning set forth in Section 1.5(b)(i).

“Aggregate Transaction Value” shall have the meaning set forth in Section 1.5(b)(ii).

“Agreed Amount” shall have the meaning set forth in Section 9.8(b).

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

“Award Amount” shall have the meaning set forth in Section 9.8(f).

“Balance Sheet” shall have the meaning set forth in Section 2.4(a).

“Balance Sheet Date” shall have the meaning set forth in Section 2.4(a).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Charter Documents” shall have the meaning set forth in Section 2.2.

“Claimed Amount” shall have the meaning set forth in Section 9.8(a).

A-1.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Closing Payment Certificate” shall have the meaning set forth in Section 1.11(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble of the Agreement.

“Company Closing Certificate” shall have the meaning set forth in Section 6.5(d).

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Contract” shall mean any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any of their respective assets is bound or under which any Acquired Company has become subject to, any obligations; or (c) under which any of the Acquired Companies has acquired any right or interest.

“Company Cure Period” shall have the meaning set forth in Section 8.1(c).

“Company Employee” shall mean any current or former employee, consultant, individual independent contractor, other individual who is engaged to perform services by or for the benefit of the Company (other than outside legal counsel), and director, in each case of the Company.

“Company Employee Plan” shall mean (i) each plan, program, policy, practice, agreement, understanding, arrangement or Contract providing for compensation, benefits or remuneration of any kind, including, without limitation, fringe benefit, retirement, pension, collective bargaining, vacation, holiday, cafeteria, medical, life insurance, disability, retiree healthcare, retiree life insurance, performance awards, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, other stock-related awards, severance, change-in-control, retention, transaction bonus, relocation, loan, repatriation or expatriation benefits; (ii) each multiemployer plan within the meaning of section 3(37) of ERISA; and (iii) each “employee benefit plan,” within the meaning of Section 3(3) of ERISA whether or not ERISA is applicable to such plan, in each case (with respect to clause (i), (ii) or (iii) of this definition), whether written or unwritten, whether funded or unfunded, that is or has been maintained, contributed to or required to be contributed to by the Company or any Affiliate of the Company for the benefit of any Company Employee(or eligible dependent or beneficiary thereof), and with respect to which the Company or any Affiliate of the Company has or may have any liability or obligation, whether actual or contingent.

“Company Financial Statements” shall have the meaning set forth in Section 2.4(a).

“Company IP” shall mean all Intellectual Property in which any of the Acquired Companies has (or purports to have) an ownership interest, and all Intellectual Property Rights in all of the foregoing.

A-2.

“Company Option” shall mean an option, whether vested or unvested, to acquire shares of Company Common Stock from the Company under the Company Option Plan or any other plan, program or arrangement (or provision thereof) providing for the issuance or grant of any interest in respect of shares of Company Common Stock.

“Company Option Plan” shall mean, the Company’s 2006 Stock Plan.

“Company Preferred Stock” shall mean Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series AA Preferred Stock.

“Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company, including any policy relating to: (a) the privacy of users of any Company Web Site; (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data; or (c) any employee information.

“Company Product” shall mean any product (including hardware, software, software development tools, firmware and other software embedded in hardware devices, and all released updates, upgrades, releases, enhancements and bug fixes) and/or any services, which are offered, marketed, distributed, supported or sold by any Acquired Company, including, in each case, all prior and current releases, modules, components, and enhancements of such products, and all prior versions and releases of any such product, as well as any product or services that are under development by any Acquired Company and that any Acquired Company currently plans to release, offer, distribute, support or sell (or that such Acquired Company is required to release, offer, distribute, support or sell) within nine (9) months after the date of this Agreement.

“Company Restricted Stock” shall mean shares of Company Common Stock subject to vesting or other lapse restrictions.

“Company Returns” shall have the meaning set forth in Section 2.14(a).

“Company Stock Certificate” shall have the meaning set forth in Section 1.7.

“Company Warrant” shall mean a warrant to purchase one or more shares of Company Common Stock or a warrant to purchase one or more shares of Series B Preferred Stock.

“Company Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of the Company.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the transactions and other matters contemplated by the Agreement, including the Merger.

“Contested Amount” shall have the meaning set forth in Section 9.8(b).

A-3.

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, certificate, warranty, proxy, insurance policy, benefit plan or legally binding commitment, arrangement or undertaking of any nature.

“Control” means, with respect to a particular Person, the possession of, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities or partnership or any other ownership, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

“Damages” shall include any loss, damage (including proximately caused consequential damages), injury, liability, demand, settlement in accordance with the terms hereof, judgment, award, fine, penalty, Tax, fee (including reasonable out-of-pocket attorneys’ fees), charge, reasonable out-of-pocket cost or expense of any nature; provided, however, Damages shall not include (i) indirect punitive and special damages unless such damages were payable to a third party or (ii) any income Tax benefit realized or potentially realizable by an Indemnitee due to payment by the Indemnitee or an Affiliate of the Indemnitee of an amount constituting Damages.

“Designated Date” shall have the meaning set forth in Section 9.1(a).

“DGCL” shall have the meaning set forth in the Recitals of the Agreement.

“Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent by or on behalf of the Company.

“Dispute Period” shall have the meaning set forth in Section 9.8(b).

“Dissenting Shares” shall have the meaning set forth in Section 1.9(a).

“Effective Time” shall have the meaning set forth in Section 1.3.

“Effective Time Holder” shall have the meaning set forth in Section 1.5(b)(iii).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” shall have the meaning set forth in Section 2.10(c).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), branch office, firm or other enterprise, association, organization or entity.

A-4.

“Environmental Law” shall mean any Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Fundamental Representations” shall mean those representations and warranties set forth in Sections 2.1 (No Subsidiaries; Due Organization), 2.3 (Capitalization), 2.6 (Title to Assets), 2.14 (Tax Matters), 2.20 (Authority), and 2.21(a) (Non-contravention of charter documents).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any government or political subdivisions thereof, court, arbitral tribunal, administrative agency or commission or any other governmental or regulatory body, instrumentality or authority, whether domestic (federal, state or local) or foreign.

“Holdback Amount” shall mean the aggregate amount of the Indemnity Holdback Amount and the Pegatron Holdback Amount. It is understood that the Indemnity Holdback Amount and Pegatron Holdback Amount are collectively inclusive of the amount of the MIP Contingent Payment.

“Indebtedness” shall mean, without duplication: (a) any obligations of the Company for borrowed money (including all obligations for principal and interest, premiums, penalties, fees, expenses and breakage costs and any other fees, expenses and costs due on prepayment, change of control or in connection with any lender Consent); (b) any obligations of the Company evidenced by any note, bond, debenture or other debt security (whether or not convertible into any other security); (c) any obligations of the Company as lessee under leases that have been recorded in accordance with GAAP as capital leases; (d) any obligations of the Company secured by an Encumbrance (other than Permitted Encumbrances); (e) all obligations of the Company for the reimbursement of letters of credit, bankers’ acceptances or similar credit transactions; (f) any obligations of the Company under any currency or interest rate swap, hedge or similar protection device; and (g) all obligations of the types described in clauses “(a)” through “(f)” above the payment of which is guaranteed, directly or indirectly, by the Company. For the avoidance of doubt, all indebtedness represented by the convertible promissory notes issued to certain of the Company’s stockholders pursuant to that certain Note Purchase Agreement dated as of August 26, 2014 shall be deemed “Indebtedness” hereunder.

A-5.

“indemnification claim” shall have the meaning set forth in Section 9.8(a).

“Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including the Surviving Corporation); (c) the respective officers and directors of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the stockholders of the Company shall not be deemed to be “Indemnitees.”

“Indemnity Holdback Amount” shall mean cash in an amount equal to $1,200,000, held by Parent to partially secure the indemnification obligations of the Holdback Participants under Section 9.

“Information Statement” shall have the meaning set forth in Section 5.2.

“Intellectual Property” shall mean algorithms, APIs, apparatus, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) all rights associated with Web addresses, sites and domain names and numbers; (f) other proprietary rights in Intellectual Property; and (g) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(g)” above.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employees” shall mean the persons listed on Schedule 6.5(a) (inclusive of parts (i) and (ii)).

“Knowledge.” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) such individual would have become aware of such fact or other matter in the course of diligently overseeing the business and operations of the Company. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any MIP Participant has Knowledge (as defined in the preceding sentence, including both clauses “(a)” and “(b)”) of such fact or other matter.

A-6.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Letter of Transmittal” shall have the meaning set forth in Section 1.8(a).

“Made Available” means delivered to Parent and posted in the electronic data room hosted by Parent as of the date of this Agreement.

“Management Incentive Plan” means the Management Incentive Plan adopted by the board of directors of the Company on August 22, 2014 by unanimous written consent, as amended on October 30, 2014.

“Material Adverse Effect” shall mean any change, event, or matter that (considered together with all other changes, events or matters) is, or is reasonably likely to be or to become, materially adverse to the business, condition, assets and liabilities (taken together), or capitalization, of the Company, taken as a whole, except for any one or more of the following: (i) any change in the United States or foreign economies or securities or financial markets in general, or any change in general national or regional economic, political or financial conditions that does not affect the Company in a disproportionate manner as compared to similarly situated companies; (ii) any change that generally affects any industry in which the Company operates that does not affect the Company in a disproportionate manner as compared to similarly situated companies; (iii) any change in industry standards that does not impact the Company in a disproportionate manner as compared to similarly situated companies; (iv) the execution, delivery or performance of this Agreement, or the announcement thereof, including the consummation of the transactions contemplated hereby; (v) any changes in applicable Legal Requirements or accounting rules or in the authoritative interpretations thereof or in applicable regulatory or interpretative guidance related thereto that does not affect the Company in a disproportionate manner as compared to similarly situated companies; (vi) any failure by the Company to meet any projections, budgets or estimates of revenue or earnings for any period ending on or after the date of this Agreement (it being understood that the underlying causes of such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such causes are otherwise excluded from being taken into account by this proviso)); or (vii) any acts of God or natural disasters, either in the United States or abroad.

“Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

A-7.

“Merger” shall have the meaning given to such term in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 1.5(b)(iv).

“Merger Sub” shall have the meaning set forth in the Preamble to this Agreement.

“MIP Closing Payment” shall mean the aggregate “Closing Bonus” (as such term is defined in the Management Bonus Plan) across all MIP Participants.

“MIP Contingent Payment” shall mean the aggregate “Contingent Bonus” (as such term is defined in the Management Bonus Plan) across all MIP Participants, which for the avoidance of doubt equals the MIP Percentage of the Holdback Amount plus the MIP Percentage of the Expense Fund.

“MIP Participants” shall mean all of the participants in the Management Incentive Plan.

“MIP Payment” shall mean a payment under the Management Incentive Plan, whether in connection with the Closing or otherwise.

“Noncompetition Agreements” shall have the meaning set forth in the Recitals.

“Non-Disclosure Agreement” shall have the meaning set forth in Section 4.1(a).

“Non-Dissenting Stockholder” shall mean each stockholder of the Company that does not perfect his appraisal rights under Section 262 of the DGCL or, if applicable, Chapter 13 of the CCC.

“Notice of Indemnification Claim” shall have the meaning set forth in Section 9.8(a).

“Open Source Code” shall mean any software code that is distributed as “open source software,” “public software,” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Order” shall mean any order, writ, injunction, judgment or decree of a Governmental Body.

“Parent” shall have the meaning set forth in the Preamble of the Agreement.

“Parent Cure Period” shall have the meaning set forth in Section 8.1(d).

“Payment Spreadsheet” shall have the meaning set forth in Section 1.11(b).

“Payoff Letter” shall have the meaning set forth in Section 6.9.

“Pegatron Holdback Amount” shall mean $1,000,000, held by Parent to partially secure the indemnification obligations of the Holdback Participants under Section 9.2(a)(xi).

A-8.

“Permitted Encumbrances” shall mean (i) liens for Taxes not yet due and payable; and (ii) liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Per Share Amount” shall have the meaning set forth in Section 1.5(b)(v).

“Pre-Closing Period” shall have the meaning set forth in Section 4.1(a).

“Pre-Closing Taxes” means, without duplication, any Taxes of the Company and any Taxes the Company is or was required to withhold attributable to (i) a taxable year or other period ending on or prior to the Closing Date (a “Pre-Closing Tax Period”), or (ii) in the case of a taxable year or period that begins before but ends after the Closing Date, the portion of such taxable year or period through the Closing Date. For purposes of clause (ii), the amount of any Tax based on or measured by income or receipts (including for the avoidance of doubt income includible in gross income pursuant to Code Section 951 of the Code) that is allocable to the portion of such taxable year or period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which any of the Companies holds a beneficial interest shall be deemed to terminate at such time) and the amount of any other Tax that is allocable to the portion of such taxable year or period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable year or period that is deemed to end on the Closing Date and the denominator of which is the total number of days in the entire taxable year or period. Notwithstanding the foregoing, Pre-Closing Taxes do not include any Tax resulting from (x) a Code Section 338 election with respect to Parent’s purchase of the Company’s stock pursuant to this Agreement or (y) any transactions outside the ordinary course of business (other than as explicitly contemplated by this Agreement) occurring on the Closing Date after the Effective Time.

“Pro Rata Share” shall mean, with respect to each Holdback Participant, (a) in the case of MIP Participants, the percentage of any amount released from the Holdback Amount and the Expense Fund that such Person is entitled to receive as an MIP Contingent Payment (the aggregate of all such percentages, the “MIP Percentage”), and (b) in the case of Effective Time Holders, a percentage determined by multiplying (i) an amount equal to a fraction, the numerator of which is the sum of the total number of shares of Series AA Preferred Stock held by such Effective Time Holder as of immediately prior to the Effective Time, and the denominator of which is the Total Series AA Preferred Share Number by (ii) 100% minus the MIP Percentage.

A-9.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Related Party” shall have the meaning set forth in Section 2.18.

“Representatives” shall mean, with respect to any Person, such Person’s officers, directors, employees, partners, agents, attorneys, accountants, advisors and representatives.

“Required Merger Stockholder Vote” shall have the meaning set forth in Section 2.22.

“Response Notice” shall have the meaning set forth in Section 9.8(b).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series AA Preferred Stock” shall mean the Series AA Preferred Stock of the Company, par value $0.001 per share.

“Series A Preferred Stock” shall mean the Series A Preferred Stock of the Company, par value $0.001 per share.

“Series B Preferred Stock” shall mean Series B Preferred Stock of the Company, par value $0.001 per share.

“Series C Preferred Stock” shall mean Series C Preferred Stock of the Company, par value $0.001 per share.

“Stipulated Amount” shall have the meaning set forth in Section 9.8(e).

“Stockholders’ Representative” shall have the meaning set forth in Section 10.1(a).

“Subsidiary” shall mean, with respect to an applicable Person, an Entity which such Persons owns directly or indirectly owns beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” shall mean (i) any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, tariff or duty (including any customs duty)) and any charge or amount related to a tax (including any fine, penalty or interest, in each case, related to a tax), imposed, assessed or collected by or under the authority of any Governmental Body, (ii) any liability for the payment of any amounts of the type described in clause “(i)” of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any

A-10.

taxable period and (iii) any liability for the payment of any amounts of the type described in clause “(i)” or “(ii)” of this sentence as a result of being a transferee of or successor to any Person or otherwise by operation of any Legal Requirement.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Total Series AA Preferred Share Number” shall have the meaning set forth in Section 1.5(b)(vi).

“Transaction Documents” means the agreements, certificates and instruments contemplated by and required to be delivered pursuant to this Agreement.

“Transaction Expense” shall mean any fee, cost, or expense of the Company or the Stockholders’ Representative (including legal fees and expenses, accounting fees and expenses and financial advisory fees and expenses), that relates to (a) the Company’s participation in or response to the investigation, review and inquiry conducted by Parent and its Representatives with respect to the business of the Company (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation, drafting, review, execution, delivery or performance of the Agreement (including the Disclosure Schedule) or any other Contract or other instrument or document delivered or to be delivered by the Company or the Holdback Participants in connection with any of the Contemplated Transactions, or (c) the preparation and submission of any filing or notice required to be made or given by the Company or the Stockholders’ Representative in connection with any of the Contemplated Transactions, or the obtaining of any Consent required to be obtained by the Company or the Stockholders’ Representative in connection with any of the Contemplated Transactions. Without limiting the generality of the foregoing, “Transaction Expenses” shall include any fees that are payable or may become payable by the Company in connection with the Contemplated Transactions for services that were performed at or prior to the Effective Time, even if the invoice for such fees is not issued until after the Effective Time.

“Transaction Expense Recipients” shall have the meaning set forth in Section 1.11(a).

“User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company from users of any Company Web Site or otherwise.

“Written Consent” shall have the meaning set forth in Section 5.2.

A-11.

EXHIBIT B

FORM OF LETTER OF TRANSMITTAL

EXHIBIT C

PAYMENT SPREADSHEET

EXHIBIT D

FORM OF RELEASE

-i-

(CONTINUED)

-ii-

(CONTINUED)

-iii-

(CONTINUED)

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	-	Certain Definitions

Exhibit B	-	Form of Letter of Transmittal

Exhibit C	-	Payment Spreadsheet

Exhibit D	-	Form of Release

Schedule 6.5(a)	-	Key Employees

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